EXHIBIT 99.2

Report of Independent Auditors

To the Board of Directors and Shareholders of

Pliant Corporation

We have audited the accompanying consolidated balance sheets of Pliant Corporation and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows and changes in stockholders’ deficit for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pliant Corporation and Subsidiaries at December 31, 2008 and 2007 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Pliant Corporation will continue as a going concern.  As more fully described in Note 1 and 18 to the consolidated financial statements, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code and Companies’ Creditors Arrangement Act in Canada on February 11, 2009, which raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to this matter are also described in Note 18. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of the liabilities that may result from the outcome of this uncertainty.

As discussed in Notes 1 and 8 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007.  As discussed in Note 9 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements Nos. 87, 88, 106 and 132(R), as of December 31, 2006.

/s/ ERNST & YOUNG, LLP
Chicago, Illinois
April 27, 2009

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2008 and 2007 (Dollars in Thousands, Except per Share Data)

	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,485	$7,258
Receivables:
Trade accounts, net of allowances of $3,922 and $3,465, respectively	114,325	124,336
Other	2,784	3,254
Inventories	79,923	108,358
Prepaid expenses and other	5,890	6,269
Income taxes receivable	722	1,884
Deferred income taxes	10,705	9,145
Total current assets	242,834	260,504
PLANT AND EQUIPMENT, net	270,072	311,756
GOODWILL	2,422	72,527
OTHER INTANGIBLE ASSETS, net	3,869	11,081
OTHER ASSETS	13,283	20,111
Total assets	$532,480	$675,979
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt and debt in default	$857,881	$1,102
Trade accounts payable	61,688	93,178
Accrued liabilities:
Interest payable	11,944	12,079
Customer rebates	9,291	8,787
Other	34,502	36,544
Total current liabilities	975,306	151,690
LONG-TERM DEBT, net of current portion	—	751,465
OTHER LIABILITIES	32,255	22,605
DEFERRED INCOME TAXES	38,633	18,163
Total liabilities	1,046,194	943,923
STOCKHOLDERS’ DEFICIT:
Redeemable Preferred Stock—Series AA—335,650 shares authorized, par value $.01 per share, with a redemption and liquidation value of $1,000 per share plus accumulated dividends, 334,894 and 335,592 shares outstanding at December 31, 2008 and December 31, 2007, respectively	302,424	247,355
Redeemable Preferred Stock—Series M—8,000 shares authorized, par value $.01 per share, 8,000 shares outstanding at December 31, 2008 and December 31, 2007	—	—
Common stock—par value $.01 per share; 100,050,000 shares authorized, 97,348 and 100,003 shares outstanding at December 31, 2008 and December 31, 2007, respectively	1	1
Paid in capital	155,341	155,341
Accumulated deficit	(930,426)	(658,163)
Accumulated other comprehensive loss	(41,054)	(12,478)
Total stockholders’ deficit	(513,714)	(267,944)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$532,480	$675,979

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2008, 2007 and 2006 (Dollars in Thousands)

	2008	2007	2006
NET SALES	$1,127,649	$1,096,924	$1,158,995
COST OF SALES	1,052,428	968,489	1,017,771
Gross profit	75,221	128,435	141,224
OPERATING EXPENSES:
Selling, general and administrative	67,936	65,963	71,318
Research and development	6,285	11,133	8,707
Impairment of goodwill and intangibles	75,066	—	109,984
Impairment of fixed assets	6,604	—	280
Restructuring and other costs	20,230	9,949	(641)
Reorganization and other costs	3,358	2,154	82,369
Total operating expenses	179,479	89,199	272,017
OPERATING INCOME (LOSS)	(104,258)	39,236	(130,793)
INTEREST EXPENSE—Current and Long Term debt	(93,623)	(87,240)	(79,657)
INTEREST EXPENSE—Dividends and accretion on Redeemable Preferred Stock	—	—	(271)
GAIN ON EXTINGUISHMENT OF DEBT	—	32,508	393,665
OTHER INCOME, net	150	353	2,142
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(197,731)	(15,143)	185,086
INCOME TAX EXPENSE (BENEFIT):
Current	1,280	1,509	2,352
Deferred	18,183	(5,168)	(2,343)
Total income tax expense (benefit)	19,463	(3,659)	9
NET INCOME (LOSS)	$(217,194)	$(11,484)	$185,077

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the years Ended December 31, 2008, 2007 and 2006 (In Thousands)

		Preferred Stock				Common Stock
		Series AA		Series M		Delaware Corporation			Utah Corporation
	Total	Shares	Amount	Shares	Amount	Shares	Amount	Paid In Capital	Shares	Amount	Warrants to Purchase Common Stock	Accumulated Deficit	Stockholders’ Notes Receivable	Accumulated Other Comprehensive Loss
BALANCE—December 31, 2005	$(641,682)	—	$—	—	$—	—	—	—	543	$103,376	$39,133	$(763,940)	$(660)	$(19,591)
Reorganization

Issuance of Delaware Corporation stock	178,827	335	$178,828	—	$—
Issuance of Delaware Corporation stock	$3,516					100	$1	$3,515
Retirement of Utah Corporation Stock	$9,157							$151,006	(543)	$(103,376)	$(39,133)	$—	$660
	$(450,182)	335	$178,828	—	$—	100	$1	$154,521	—	$—	$—	$(763,940)	$—	$(19,591)
Comprehensive income:
Net Income	185,077					—	—		—	—	—	$185,077	$—
Minimum pension liability adjustment, net of taxes	2,336													$2,336
Foreign currency translation adjustment	(142)													$(142)
Comprehensive income:	187,271
Preferred stock dividends	—		20,071									(20,071)
Adjustment to initially apply SFAS 158, net of taxes	(849)													(849)

BALANCE—December 31, 2006	$(263,759)	335	$198,899	—	$—	100	$1	$154,521	—	$—	$—	$(598,934)	$—	$(18,246)
Cumulative effect of adoption of FIN 48	$711											$711
Adjusted Balance—January 1, 2007	$(263,048)	335	$198,899	—	$—	100	$1	$154,521	—	$—	$—	$(598,223)	$—	$(18,246)
Comprehensive loss:
Net Loss	(11,484)					—	—		—	—	—	(11,484)	—
Change in unrecognized pension benefit costs	566													566
Foreign currency translation adjustment	5,202													5,202
Comprehensive loss:	(5,716)
Issuance of Series M Preferred Stock	820							820
Preferred stock dividends	—		48,456									(48,456)
BALANCE—December 31, 2007	$(267,944)	335	$247,355	—	$—	100	$1	$155,341	—	$—	$—	$(658,163)	$—	$(12,478)

Comprehensive loss:
Net Loss	(217,194)											$(217,194)
Change in unrecognized pension benefit costs	(16,035)													(16,035)
Foreign currency translation adjustment	(12,541)													(12,541)
Comprehensive loss:	(245,770)
Preferred stock dividends	—		55,069									55,069
BALANCE—December 31, 2008	$(513,714)	335	$302,424	—	$—	100	$1	$155,341	—	$—	$—	$(930,426)	$—	$(41,054)

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2008, 2007 and 2006 (Dollars in Thousands)

	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(217,194)	$(11,484)	$185,077

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	44,806	44,903	40,630
Impairment of fixed assets	17,154	1,427	280
Amortization and write-off of deferred financing costs and accretion of debt discount	7,290	5,839	22,632
Payment-in-kind interest on debt	41,413	36,911	32,635
Deferred dividends and accretion on preferred shares	—	—	271
Write off of original issue debt discount and premium	—	—	30,458
Deferred income taxes	22,122	(5,168)	(2,343)
Provision for losses on accounts receivable	522	2,095	404
Non-cash other operating costs	—	664	—
Write down of impaired goodwill and intangibles	75,066	—	109,984
(Gain) or loss on disposal of assets	(10)	163	(1,870)
Gain on extinguishment of debt	—	(32,508)	(393,665)
Changes in operating assets and liabilities:
Trade accounts receivable	4,385	12,598	(3,550)
Other receivables	430	272	1,033
Inventories	25,190	(6,658)	6,997
Prepaid expenses and other	(2,679)	477	(523)
Intangible assets and other assets	(452)	(2,105)	7,444
Trade accounts payable	(28,594)	10,932	29,874
Accrued liabilities	(988)	(4,942)	(2,750)
Income taxes payable/receivable	381	(3,746)	472
Other liabilities	(5,228)	(5,893)	(3,923)
Net cash provided by (used in) operating activities	(16,386)	43,777	59,567
Cash flows from investing activities:
Capital expenditures for plant and equipment	(27,141)	(43,465)	(40,521)
Proceeds from sale of assets	2,959	229	2,677
Net cash used in investing activities	(24,182)	(43,236)	(37,844)
Cash flows from financing activities:
Payment of financing fees	(1,431)	(2,352)	(8,799)
Net proceeds (net of repurchases) from issuance of common stock, preferred stock	—	157	(76)
Proceeds from issuance of senior subordinated debt	—	24,000	—
Repayment of senior subordinated debt	—	(22,593)	—
Borrowings under revolver	55,000	5,000	113,579
Repayments of revolver and term debt due to refinancing	—	—	(130,924)
Borrowings (payments) under finance and capital leases	9,810	(834)	(1,638)
Net cash provided by (used in) financing activities	63,379	3,378	(27,858)
Effect of exchange rate changes on cash and cash equivalents	(1,584)	(860)	(2,468)
Net increase (decrease) in cash and cash equivalents	21,227	3,059	(8,603)
Cash and cash equivalents, beginning of the year	7,258	4,199	12,802
Cash and cash equivalents, end of the year	$28,485	$7,258	$4,199
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$45,546	$41,464	$41,748
Income taxes	$507	$2,406	$2,185
Supplemental schedule of non-cash investing and financing activities:
Plant and equipment acquired under capital leases	$—	$4,998	$7,401

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

Nature of Operations.  Pliant Corporation and its subsidiaries (collectively “Pliant” or the “Company”) produce polymer-based (plastic), value-added films for flexible packaging, personal care, medical, agricultural and industrial applications.  Our manufacturing facilities are located in the United States, Canada, Mexico, Germany and Australia.

Principles of Consolidation.  The consolidated financial statements include the accounts of Pliant Corporation and its subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

Bankruptcy Filing.  On January 3, 2006, Pliant and ten subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The cases are being jointly administered under the caption “In re:  Pliant Corporation, et al., Case No. 06-10001”.  Three of Pliant’s subsidiaries with Canadian operations commenced ancillary proceedings in a Canadian court to recognize the bankruptcy proceedings as “foreign proceedings” pursuant to Canada’s Companies’ Creditors Arrangement Act (“CCAA”).  Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings.

On June 19, 2006, the Company filed with the Bankruptcy Court its Fourth Amended Joint Plan of Reorganization (the “Plan”) which was approved by the Bankruptcy Court on June 23, 2006.  On July 18, 2006, the Company consummated its reorganization through a series of transactions contemplated in the Plan.  See Note 17 “Reorganization” for further details.  On July 18, 2006, the Company filed with the Bankruptcy Court a notice announcing the effectiveness of the Plan and the Company emerged from bankruptcy.

On February 11, 2009, Pliant Corporation and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the “Chapter 11 Cases”) seeking relief under the provisions of the Bankruptcy Code.  The Chapter 11 Cases are being jointly administered under the caption “In re:  Pliant Corporation et al.”, Case No. 09-10443.  In addition, certain of the Company’s Canadian subsidiaries filed an application commencing recognition proceedings (the “CCAA Proceedings”) under Section 18.6 of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Ontario Superior Court of Justice (the “Canadian Court”).  The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings and will continue their business operations without supervision from the Bankruptcy Court and will not be subject to the chapter 11 requirements of the Bankruptcy Code.  (See note 18 – Subsequent Events, for details on the Chapter 11 Cases.)

American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), applied to the Company’s financial statements in 2006 while the Company operated under the provisions of Chapter 11 and will apply to periods subsequent to February 11, 2009. SOP 90-7 generally does not change the manner in which financial statements are prepared.  However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.  Expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization of the business are reported separately as reorganization costs in the statements of operations.  Liabilities affected by implementation of a plan of reorganization are reported at amounts expected to be allowed, even if they may be settled for lesser amounts.  In addition, reorganization related items that significantly impact cash provided by continuing operations are disclosed separately in the statement of cash flows.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition.  Sales revenue is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the price is fixed and determinable and collection of the related receivable is probable, which is generally at the time of shipment.  Revenue is reduced by rebates made to customers based on an estimate of the amount of the rebate at the time the sale is recorded.

Accounts Receivable.  Accounts receivable consist primarily of amounts due to the Company from its normal business activities.  Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms.  The Company maintains an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected amounts.  Accounts receivable are charged off against the allowance for doubtful accounts when we have determined that the receivable will not be collected.  Collateral is generally not required for accounts receivable.  One customer represented approximately 6% of consolidated receivables at December 31, 2008 and two customers represented approximately 13% of consolidated receivables at December 31, 2007.

Inventories.  Inventories consist principally of finished film and packaging products and the raw materials necessary to produce them.  Inventories are carried at the lower of cost (on a first-in, first-out basis) or market value.  Resin costs comprise the majority of our total manufacturing costs.  Resin shortages or significant increases in the price of resin could have a significant adverse effect on the Company’s business.

Plant and Equipment.  Plant and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated economic useful lives of the assets as follows:

Land improvements	20 years
Buildings and improvements	20 years
Computer Equipment and Software	3-7 years
Machinery and equipment	7-15 years
Furniture, fixtures and vehicles	3-7 years
Leasehold improvements	Lower of useful life (10-20 years or term of lease agreement)

Maintenance and repairs are charged to expense as incurred and costs of improvements and betterments are capitalized.  Upon disposal, related costs and accumulated depreciation are removed from the accounts and resulting gains or losses are reflected in operations.

Costs incurred in connection with the construction or major rebuild of equipment are capitalized as construction in progress.  No depreciation is recognized on these assets until placed in service.

Goodwill and Other Intangible Assets.  Goodwill is deemed to have an indefinite life and not amortized, but subject to an annual impairment test based on the fair value of the assets.  Amortization of intangible assets is computed using the straight-line method over the estimated economic useful lives of 5-15 years.  The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.  When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill.  The fair value of the reporting unit is estimated using a combination of the discounted cash flow method, a variation of the income approach, and the guideline company approach, a variation of the market approach.  If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured.  The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount.  In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values.  The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill.  An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

Impairment of Long-Lived Assets.  When events or conditions indicate a potential impairment, the Company evaluates the carrying value of long-lived assets, including amortizable intangible assets, based upon current and expected undiscounted cash flows, and recognizes an impairment when the estimated undiscounted cash flows are less than the carrying value of the asset.  Measurement of the amount of impairment, if any, is based upon the difference between the asset’s carrying value and fair value.

Other Assets.  Other assets consist primarily of deferred debt issuance costs, deposits, and spare parts.  Deferred debt issuance costs are amortized using a straight line method which approximates the effective yield method.

Cash and Cash Equivalents.  For the purpose of the consolidated statements of cash flows, we consider short-term highly liquid investments with maturity when purchased of three months or less to be cash equivalents.

Income Taxes.  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes.  The Company, like other multi-national companies, is regularly audited by federal, state and foreign tax authorities, and tax assessments may arise several years after tax returns have been filed.  Accordingly, tax reserves have been recorded when, in management’s judgment, it is not probable that the Company’s tax position will ultimately be sustained.  While predicting the outcome of the audits involves uncertainty and requires estimates and informed judgments, the Company believes that the recorded tax liabilities are adequate and appropriate.  The judgments and estimates made at a point in time may change based on the outcome of tax audits, as well as changes to or further interpretation of regulations.  Income tax expense is adjusted in the period in which these events occur or when the statute of limitations for a specific exposure item has expired.

Foreign Currency Translation.  The accounts of the Company’s foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each month for revenues, expenses, gains and losses.  Transactions are translated using the exchange rate at each transaction date.  Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholders’ equity (deficit).  Where the U.S. dollar is the functional currency, translation adjustments are recorded in other income within current operations.

Shipping and Handling Costs.  Shipping and handling costs are included in cost of sales.

Reclassifications.  Certain reclassifications have been made to the consolidated financial statements for comparative purposes.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”).  On January 1, 2008, the Company adopted SFAS 157 which defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements.  SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.  SFAS 157 does not expand or require any new fair value measures; however the application of this statement may change current practice.  In February 2008, the Financial Accounting Standards Board (“FASB”) decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until 2009.  Accordingly, our adoption of this standard in 2008 was limited to financial assets and liabilities and did not have a material effect on our financial condition or results of operations.  We are still in the process of evaluating this standard with respect to its effect on nonfinancial assets and liabilities and therefore have not yet determined the impact that it will have on our financial statements upon full adoption in 2009.  Nonfinancial assets and liabilities for which we have not applied the provisions of SFAS 157 include those measured at fair value in impairment testing and those initially measured at fair value in a business combination.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  The Company adopted this statement as of January 1, 2008 and has elected not to apply the fair value option to any of its financial instruments at this time.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which replaces SFAS 141.  SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in acquiree and the goodwill acquired.  The Statement also establishes disclosure requirements, which will enable users to evaluate the nature and financial effects of the business combination.  SFAS 141(R) is effective for fiscal years beginning after December 15, 2008.  The adoption of SFAS 141(R) will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of Accounting Research Bulletin No. 51 (“SFAS 160”).  SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated.  SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS 160 is effective for the Company beginning January 1, 2009.  The Company is currently evaluating the impact, if any, of the adoption of SFAS 160 on its consolidated financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133 (“SFAS 161”).  SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivation instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS 161 is effective for the Company’s financial statements issued beginning January 1, 2009, with early application encouraged.  SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  The Company is currently evaluating the impact the adoption of SFAS 161 will have on its future disclosures.

2.  Inventories

Inventories consisted of the following at December 31 (in dollars in thousands):

	2008	2007
Finished goods	$42,176	$56,772
Raw materials and other	28,032	40,507
Work-in-process	9,715	11,079

Total	$79,923	$108,358

3.  Restructuring and Other Costs

Restructuring and other costs include plant closing costs (including costs related to relocation of manufacturing equipment), charges for impairment of fixed assets related to plant closures, office closing costs and other costs related to workforce reductions.  The following table summarizes restructuring and other costs for the three years ended December 31 (in dollars in thousands):

	2008	2007	2006
Plant Closing Costs:
Severance	$3,841	$1,622	$—
Relocation of production lines	1,147	797	—
Leases	55	405	705
Other plant closing costs	3,431	2,959	(967)
Office closing and workforce reduction cost
Severance	484	2,682	—
Leases	—	—	(379)
Other office closure costs	722	57	—
	9,680	8,522	(641)
Total Plant/Office
Fixed asset impairments related to plant closures	10,550	1,427	—

Total Restructuring and other costs	$20,230	$9,949	$(641)

Restructuring and other costs for the year ended December 31, 2008 includes $4.3 million of severance, $10.6 million of fixed asset impairments and $4.6 million of costs associated with the relocation of product production and equipment between plants in connection with the Company’s April 2008 announced consolidated plant consolidation program.  In addition, $0.5 million of severance costs and $0.7 million of other costs were incurred in connection with the Company’s 2008 reduction in workforce program.

Restructuring and other costs for the year ended December 31, 2007 includes $6.8 million of severance, production line relocation, lease and other costs associated with closure of our Langley, British Columbia facility, $0.3 million of severance and other costs associated with closure of our Barrie, Ontario operations, $1.4 million associated with the restructuring of our Canadian sales and administration functions, and $1.3 million of severance costs associated with our 2007 reduction in workforce.

The following table summarizes the roll-forward of the reserve from December 31, 2007 to December 31, 2008 (dollars in thousands):

	12/31/2007		Accruals for the Year Ended December 31, 2008							12/31/08
	# Employees Terminated	Accrual Balance	Additional Employees	Severance	Relocated Production Lines	Leases	Other Plant Closure Costs	Total	Payments /Charges	# Employees Terminated	Accrual Balance
Plant Consolidation:
Leases	—	$ 920	—	$ —	$ —	$ 55	$ —	$ 55	$(124)	—	$ 851
Langley	6	207	—	95	—	—	214	309	(345)	—	171
Barrie	—	19	—	—	—	—	14	14	(33)	—	—
South Deerfield	—	—	74	1,605	395	—	1,227	3,227	(1,629)	74	1,598
Harrington	—	—	46	760	463	—	802	2,025	(1,265)	46	760
Dalton	—	—	79	1,118	34	—	726	1,878	(760)	79	1,118
Newport News	—	—	22	263	255	—	448	966	(717)	22	249
Total Plant Consolidation	6	1,146	221	3,841	1,147	55	3,431	8,474	(4,873)	221	4,747
Office Closing and Workforce Reduction Costs:
Canadian Restructuring	—	$ —	—	$ —	$ —	$ —	$ 5	$ 5	$ (5)	—	$ —
2007 Reduction in Workforce	49	463	—	73	—	—	21	94	(488)	—	69
2008 Reduction in Workforce	—	—	30	411	—	—	696	1,107	(1,083)	2	24
Total Office	49	$ 463	30	$ 484	$ —	$ —	$ 722	$1,206	$(1,576)	2	$ 93
Total Pliant/Office	55	$1,609	251	$4,325	$1,147	$ 55	$4,153	$9,680	$(6,449)	223	$4,840
Fixed Asset Impairments related to Plant Consolidations
South Deerfield								$ 997
Orillia								76
Toronto								633
Harrington								1,844
Dalton								377
McAlester								383
Newport News								5,998
Kent								242
Total Fixed Asset Impairments								10,550
	55	1,609	251	4,325	1,147	55	4,153	20,230	(6,449)	223	4,840

The following table summarizes the roll-forward of the reserve from December 31, 2006 to December 31, 2007 (dollars in thousands):
	12/31/2006		Accruals for the Year Ended December 31, 2007							12/31/07
	# Employees Terminated	Accrual Balance	Additional Employees	Severance	Relocated Production Lines	Leases	Other Plant Closure Costs	Total	Payments /Charges	# Employees Terminated	Accrual Balance
Plant Closing Costs:
Leases	—	$2,430	—	$ —	$ —	$ 114	$ —	$ 114	$(1,624)	—	$ 920
Langley	—	—	120	1,386	797	232	4,350	6,765	(6,558)	6	207
Barrie	—	—	19	236	—	59	36	331	(312)	—	19
	—	$2,430	139	$1,622	$ 797	$ 405	$4,386	$7,210	$(8,494)	6	$1,146
Office Closing and Workforce Reduction Costs:
Canadian Restructuring	—	$ —	7	$1,391	$ —	$ —	$ 48	$1,439	$(1,439)	—	$ —
2007 Workforce Reduction	—	—	68	1,291	—	—	9	1,300	(837)	49	463
TOTAL	—	$2,430	214	$4,304	$ 797	$ 405	$4,443	$9,949	$(10,770)	55	$1,609

Plant Consolidations:

2008—During 2008, the Company initiated a consolidated plant consolidation program whereby the following four production plants, will be closed and their production products and equipment relocated to other existing facilities:  South Deerfield, Massachusetts and Dalton, Georgia facilities in our Engineered Films segment, Harrington, Delaware and Newport News, Virginia in our Specialty Films segment.  Severance, fixed asset impairments, and product and equipment relocation related costs for these activities totaled $4.3 million, $10.6 million and $4.6 million, respectively.  In addition, the Company initiated a reduction in workforce whereby approximately 60 employees were severed for a total cost of $1.2 million, of which $1.1 million was recorded at Corporate and $0.1 million in the Engineered Films segment.

2007—During 2007, the Company restructured its Canadian operations by closing its Langley, British Columbia plant and consolidating its production lines into other Printed Products segment facilities, closing its Barrie, Ontario operations and consolidating its product lines into its Toronto, Ontario facility within its Industrial segment and restructuring its sales, and administrative functions for its Engineered Films and Industrial Films segments.  Severance, production line relocation, lease and other plant closing related costs for these activities totaled $8.5 million with $5.7 million, $1.0 million, $1.0 million and $0.8 million, respectively recorded in its Printed Products, Engineered Films, Corporate and Industrial Film segments.  In addition, the Company implemented a reduction in workforce whereby approximately seventy employees were severed for a total cost of $1.3 million of which $0.8 million, $0.3 million and $0.1 million, respectively were recorded at Corporate, and in the Engineered Films and Industrial Films segments.

2006—During 2006, the Company sold its remaining real estate in Merced, California within its Industrial segment and reversed into income $0.7 million of the previously provided $1.0 million environmental reserve in accordance with the terms of the sales agreement.

4.  Plant and Equipment

The cost and the related accumulated depreciation at December 31 is as follows (in thousands):

	2008	2007
Land and improvements	$6,805	$7,146
Buildings and improvements	78,479	79,019
Machinery and equipment	511,022	512,474
Computer equipment and software	42,534	39,203
Furniture, fixtures and vehicles	5,811	6,084
Leasehold improvements	5,313	5,381
Construction in progress	15,744	30,123
	665,708	679,430
Less accumulated depreciation and amortization	(395,636)	(367,674)

Plant and equipment, net	$270,072	$311,756

The depreciation expense for the years ended December 2008, 2007 and 2006 was $43.2 million, $42.4 million and $38.1 million, respectively.

During the year ended December 31, 2008, the Company recorded an impairment charge of $6.6 million mainly related to computer software; $6.4 million in Corporate, and $0.2 million Engineered Films.  In addition, the Company recorded an impairment charge of $10.5 million in restructuring and other costs in 2008 in connection with the Company’s plant consolidation program; $6.0 million in Corporate, $2.2 million in its Specialty Films segment, $1.5 million in its Engineered Films segment, $0.6 million in its Industrial segment, and $0.2 million in its Printed Products segment.  During the year ended December 31, 2007 the Company recorded an impairment charge of $1.4 million in restructuring and other costs in connection with the closure of its Langley, British Columbia production facility in its Printed Products segment.  During the year ended December 31, 2006, the Company recorded impairment changes of $0.3 million to scrap a minor piece of equipment in its Industrial Films segment.

5.  Goodwill and Intangible Assets

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”.  SFAS 142, effective for fiscal years beginning after December 15, 2001, requires that ratable amortization of goodwill be replaced with periodic tests of goodwill impairment and that intangible assets, other than goodwill, which have determinable useful lives, be amortized over their useful lives.  As required by SFAS 142, the Company stopped amortizing goodwill effective January 1, 2002 and evaluates goodwill for impairment under SFAS 142 guidelines.  The Company’s annual impairment test is conducted on October 1 of each year based on a methodology including prices of comparable businesses and discounted cash flows.  See Note 1 “Summary of Significant Accounting Policies” for further details.  Based upon the 2006 annual impairment test, goodwill was impaired in our Specialty Films and Printed Products segments and goodwill write downs totaling $110.0 million were recorded, as the implied fair values of these two reporting units were estimated to be below their respective goodwill carrying values.  This impairment was triggered by rising resin prices increasing the carrying values of inventories and receivables in both segments, and, when coupled with the impact on accounts payable or reduction in credit terms, resulted in increased carrying values of net assets in excess of the calculated implied fair value.  Based on the 2007 annual impairment tests, no impairments were recorded.  Based on our 2008 annual impairment test, goodwill was impaired in our Specialty Films and Engineered Films segments and intangible assets were impaired in our Engineered Films segment.  Goodwill write downs totaling $69.8 million and write downs of intangible assets totaling $5.3 million were recorded as the implied fair values of these reporting units were estimated to be below their respective carrying values.  This impairment was triggered by a reduction in profitability and increased carrying values of inventories and receivables, coupled with reductions in accounts payable due to credit term reductions, resulting in increased carrying values of net assets in excess of the calculated implied fair value.

The Company has four operating segments, all of which have goodwill.  The changes in the carrying value of goodwill for the year ended December 31, 2008 and 2007 were as follows (in thousands):

	Specialty Films	Printed Products	Industrial Films	Engineered Films	Corporate/Other	Total
Balance as of December 31, 2006	$21,595	$—	$2,445	$48,217	$—	$72,257
Foreign exchange rate adjustment	—	—	270	—	—	270
Balance as of December 31, 2007	$21,595	$—	$2,715	$48,217	$—	$72,527
Foreign exchange rate adjustment	—	—	(293)	—	—	(293)
Goodwill impairment	(21,595)	—	—	(48,217)	—	(69,812)
Balance as of December 31, 2008	$—	$—	$2,422	$—	$—	$2,422

Other intangible assets, are as follows as of December 31 (in thousands):

	2008		2007
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Other intangible assets:
Customer lists	$18,412	$(15,018)	$24,254	$(14,437)
Other	22,728	(22,253)	23,126	(21,862)
Total	$41,140	$(37,271)	$47,380	$(36,299)

The weighted average remaining amortization periods for customer lists is 4.5 and 5.3 years for 2008 and 2007, respectively.  The weighted average remaining amortization periods for other intangibles is 0.6 and 0.6 years for 2008 and 2007, respectively.

The estimated amortization for each of the next five years on the other intangible assets included above is as follows (in thousands):

Year Ending December 31
2009	$664
2010	588
2011	566
2012	412
2013	409

Amortization expense for other intangible assets was approximately $1.6 million, $2.5 million, and $2.6 million, for the years ended December 31, 2008, 2007 and 2006, respectively.

6.  Long-Term Debt

Long-term debt as of December 31, consists of the following (in thousands):

	2008	2007
Credit Facilities:
Revolver, variable interest, 5.9% and 8.1% as of December 31, 2008 and 2007	$173,579	$118,579
Senior secured discount notes at 11.35% (formerly 11 1/8%) (2004 Notes)	7,843	7,825
Senior secured notes, interest at 11 1/8% (2003 Notes)	250,000	250,000

Senior secured notes, interest at 11.85% (formerly 11 5/8%) (Amended 2004 Notes)	380,671	339,276
Senior subordinated notes, interest at 18.0% (2007 Notes)	24,000	24,000
Obligations under capital leases	21,788	12,887

Total	857,881	752,567
Less current portion	(857,881)	(1,102)

Long-term portion	$—	$751,465

On February 11, 2009, the Company and certain of its subsidiaries (collectively, the “Debtors”), filed Chapter 11 Petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and certain of the Company’s Canadian subsidiaries filed an application commencing the CCAA Proceedings.  The filing of the Chapter 11 Petition and the Canadian Petition constituted an event of default under the Company’s debt obligations, and those debt obligations became automatically and immediately due and payable, although any actions to enforce such payment obligations are stayed as a result of the filing of the Chapter 11 Petition and the Canadian Petition.  As a result, the Company’s outstanding debt is classified as current in the accompanying consolidated balance sheet as of December 31, 2008.  (See Note 18).

Current Credit Facilities

On July 18, 2006, the Company and/or certain of its subsidiaries entered into (i) a Working Capital Credit Agreement, among the Company, certain of its subsidiaries, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the “Working Capital Credit Agreement”), and (ii) a Fixed Asset Credit Agreement, among Pliant Corporation Pty Ltd., Pliant Corporation of Canada Ltd., Pliant Film Products GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the “Fixed Asset Credit Agreement”, and together with the Working Capital Credit Agreement, the “Revolving Credit Facilities”).  The Revolving Credit Facilities provide up to $200 million of total commitments, subject to the previously disclosed borrowing base.  The Working Capital Credit Agreement includes a $20 million letter of credit sub-facility, with letters of credit reducing availability thereunder, and each of the Revolving Credit Facilities includes sub-limits for loans to certain of the foreign subsidiaries of the Company which are borrowers under the Revolving Credit Facilities.

The Revolving Credit Facilities will mature on the earlier of (a) July 18, 2011 or (b) one month prior to the respective maturity dates of the Company’s senior notes if these senior notes have not been refinanced in full:  May 15, 2009 with respect to the Company’s 2004 Notes and Amended 2004 Notes, and August 15, 2009 with respect to the Company’s 2003 Notes.  The interest rates for all loans other than those made to the Company’s German subsidiary range from, in the case of alternate base rate loans, the alternate base rate (either prime rate or .50% over the Federal Funds Rate) plus 1.75% to the alternate base rate plus 2.00% and, in the case of Eurodollar loans, LIBOR plus 2.75% to LIBOR plus 3.00%, in each case depending on the amount of available credit.  The interest rates for loans made in connection with the loans to the Company’s German subsidiary are, in the case of alternate base rate loans, the alternate base rate plus 5.00% and, in the case of Eurodollar loans, LIBOR plus 6.00%.  The commitment fee for the unused portion of the Revolving Credit Facilities is 0.375% per annum.

The Revolving Credit Facilities contain covenants that will limit the ability of Pliant and its subsidiaries, subject to certain exceptions, to, among other things, incur or guarantee additional indebtedness, issue preferred stock or become liable in respect of any obligation to purchase or redeem stock, create liens, merge or consolidate with other companies, change lines of business, make certain types of investments, sell assets, enter into certain sale and lease-back and swap transactions, pay dividends on or repurchase stock, make distributions with respect to certain debt obligations, enter into transactions with affiliates, restrict dividends or other payments from the Company’s subsidiaries, modify corporate and certain material debt documents, cancel certain debt, or change its fiscal year or accounting policies.  The Revolving Credit Facilities also require the Company to comply with a fixed charge coverage ratio of 1.00 to 1.00 for the first year of the facility and of 1.10 to 1.00 thereafter; provided, that such coverage ratio shall only apply during periods in which the amount of availability is and remains less than $20 million for a specified number of days.  Once the amount of availability increases and remains above $20 million for a specified number of days, such coverage ratio becomes inapplicable.  In addition, the amount of availability under the Revolving Credit Facilities must not be less than $10 million at any time.  The loans will automatically become immediately due and payable without notice upon the occurrence of an event of default involving insolvency or bankruptcy of the Company or any of its subsidiaries.  Upon the occurrence and during the continuation of any other event of default under the Revolving Credit Facilities, by notice given to the Company, the administrative agent of the Revolving Credit Facilities may, and if directed by the Required Lenders (as defined in the Revolving Credit Facilities) must, terminate the commitments and/or declare all outstanding loans to be immediately due and payable.

The Working Capital Credit Agreement is secured by a first-priority security interest in substantially all our inventory, receivables and deposit accounts, capital stock of, or other equity interests in, our existing and future domestic subsidiaries and first-tier foreign subsidiaries, investment property and certain other assets of the Company and its subsidiaries and a second-priority security interest in fixed assets of the Company and its subsidiaries party to the Working Capital Credit Agreement.  The Fixed Asset Credit Agreement is secured by a first-priority security interest in the fixed assets of certain foreign subsidiaries of the Company and a second-priority security interest in capital stock of the fixed asset borrowers and their subsidiaries.

As of December 31, 2008, the Company had borrowings of $173.6 million under the Revolving Credit Facilities, along with $28.5 million in cash and cash equivalents, of which $3.6 million is a compensating balance associated with our Canadian operations’ borrowings.

2007 Notes

On June 14, 2007, the Company entered into the 2007 Note Indenture among the Company and Pliant Corporation International, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Solutions Corporation, Uniplast Holdings, Inc., Uniplast U.S., Inc. and Uniplast Industries Co., as guarantors (collectively, the “2007 Note Guarantors”), and the Bank of New York Trust Company, N.A., as trustee (the “2007 Note Trustee”) with respect to the issuance on such date of the Company’s 18% Senior Subordinated Notes due 2012 (the “2007 Notes”) in an aggregate principal amount of $24 million (the “2007 Notes Indenture”).  The 2007 Note Indenture provides that interest will accrue on the 2007 Notes from the date of issuance at the rate of 18% per annum until maturity on July 15, 2012 and will be payable semi-annually on each January 15 and July 15, commencing July 15, 2007, to holders of record of the 2007 Notes on the immediately preceding January 1 or July 1.  Pursuant to the 2007 Note Indenture, the Company may redeem the 2007 Notes in whole or in part at the applicable redemption price, which in each of the first four years is equal to a de-escalating premium over par, plus accrued and unpaid interest to the redemption date, as set forth in the 2007 Notes.  The 2007 Note Indenture provides the holders of the 2007 Notes with the right to require the Company to repurchase the 2007 Notes at a repurchase price equal to the then applicable redemption price plus accrued and unpaid interest upon a change of control of the Company (as defined in the 2007 Note Indenture).  The 2007 Note Indenture does not provide for a sinking fund with respect to the 2007 Notes.  The 2007 Notes Indenture contains customary provisions that may result in an event of default, after notice and expiration of a cure period in certain circumstances, and acceleration of the indebtedness thereunder, including failure to timely pay principal and interest on the 2007 Notes or comply with the covenants set forth in the 2007 Note Indenture.

The 2007 Note Indenture contains various covenants including, among other things, covenants limiting the incurrence of indebtedness and restricting certain payments, limiting restrictions on the ability of subsidiaries to make distributions to the Company, limiting sales of assets and subsidiary stock and the entry into affiliate transactions, as well as provisions governing merger and change of control transactions.  The Company may be required under certain circumstances to offer to repurchase 2007 Notes with the proceeds of certain asset sales.  Upon a change of control transaction, holders of 2007 Notes may require the Company (subject to certain exceptions) to repurchase 2007 Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest.  In addition, upon the occurrence and during the continuation of any other event of default under the 2007 Note Indenture, by notice given to the Company, the 2007 Note Trustee or holders of at least 25% in principal amount of the 2007 Notes may declare the principal of and accrued and unpaid interest on all the 2007 Notes to be immediately due and payable.

2006 Notes

In connection with the Plan, on July 18, 2006, the Company entered into the 2006 Notes Indenture with respect to the issuance on such date of the Company’s 13% Senior Subordinated Notes due 2010 (the “2006 Notes”) in an aggregate principal amount of $34.97 million.  Pursuant to SFAS 15, Accounting for Debtors and Creditors for Trouble Debt Restructuring, on July 18, 2006 the 2006 Notes were recorded at aggregate principal plus interest to maturity of $20.1 million or a total of $55.1 million.  On July 16, 2007 the entire $39.6 million aggregate principal amount of 2006 Notes then outstanding were redeemed in accordance with the 2006 Note Indenture, for an aggregate redemption price of $20 million plus accrued interest thereon from July 18, 2006 in the amount of $2.6 million and the difference between this of $22.6 million and $55.1 million, or $32.5 million, was recognized as a gain on extinguishment of debt.

Amended 2004 Notes

As of December 31, 2008, the Company had $380.7 million aggregate principal amount of 11.85% (formerly 11 5/8%) Senior Secured Notes due 2009 (the “Amended 2004 Notes”) outstanding.  The Amended 2004 Notes accrued payment-in-kind interest at the rate of 11 5/8  % from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.85% in accordance with the Plan.  Such incremental interest rate increase of ..225% also accrues as payment-in-kind interest.  The Amended 2004 Notes mature on June 15, 2009 and interest is payable semi-annually on each June 15 and December 15.

The Amended 2004 Notes are secured on a first-priority basis by a security interest in our real property, fixtures, equipment, intellectual property and other assets other than the second-priority collateral and on a second-priority basis by a security interest in substantially all our inventory, receivables and deposit accounts, 100% of the capital stock of or other equity interests in existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, 65% of the capital stock of or other equity interests in existing and future first-tier foreign subsidiaries that are not note guarantors, investment property and certain other assets of the Company and the note guarantors.  The Amended 2004 Notes are guaranteed by the Company’s existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

On or after December 15, 2007, the Company may redeem some or all of the Amended 2004 Notes at the following redemption prices (expressed as percentages of the sum of the principal amount plus accrued and unpaid interest); 102.906% if redeemed on or after December 15, 2008 and prior to June 15, 2009; and 100.000% if redeemed on June 15, 2009.

2004 Notes

As of December 31, 2008, the Company had $7.8 million of 11.35% (formerly 11 1/8%) Senior Secured Discount Notes due 2009 (the “2004 Notes”) outstanding.  The 2004 Notes accreted at the rate of 11 1/8% from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.35% in accordance with the Plan.  The 2004 Notes accreted at the rate of 11.35% until December 15, 2006 to an aggregate principal amount of $1,000.88 per $1,000 stated principal amount.  Commencing on December 15, 2006, interest on the 2004 Notes began accruing at the rate of 11.35% with such incremental interest rate increase of .225% accruing as payment-in-kind interest and the remaining 11 1/8 % payable in cash semiannually on June 15 and December 15, commencing on June 15, 2007.  The 2004 Notes mature on June 15, 2009.

The 2004 Notes are secured by a first-priority security interest in the first-priority note collateral and a second-priority security interest in the second-priority note collateral.  The 2004 Notes are guaranteed by the Company’s existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

On or after June 15, 2007, the Company may redeem some or all of the 2004 Notes at the following redemption prices (expressed as percentages of the sum of the principal amount plus accrued and unpaid interest):  102.781% if redeemed on or after June 15, 2008 and prior to June 15, 2009; and 100.00% if redeemed on June 15, 2009.

2003 Notes

As of December 31, 2008, the Company had $250 million of 11 1/8% Senior Secured Notes due 2009 (the “2003 Notes”) outstanding.  The 2003 Notes accrued interest from the date of issuance through September 30, 2006 at the rate of 11 1/8% and will continue to accrue interest at such rate through the date of maturity.  The 2003 Notes mature on September 1, 2009 and interest is payable in cash semiannually on each March 1 and September 1.  On July 18, 2006, in accordance with the Plan, the Company paid to the trustee with respect to the 2003 Notes, for further distribution to the holders thereof, an aggregate cash payment of $18.5 million, $14.5 million of which represented the interest payment due on March 1, 2006 plus interest on such unpaid interest and the balance of which was a $4 million consent fee.

The 2003 Notes rank equally with the Company’s existing and future senior debt and rank senior to its existing and future subordinated indebtedness, including the 2006 Notes.  The 2003 Notes are secured by a second priority security interest in both the first priority note collateral and the second priority note collateral.  The 2003 Notes are guaranteed by some of the Company’s subsidiaries.

On or after June 1, 2007, the Company may redeem some or all of the 2003 Notes at the following redemption prices (expressed as a percentage of the sum of the principal amount plus accrued and unpaid interest):  102.781% if redeemed on or after June 1, 2008 and prior to June 1, 2009; and 100% if redeemed on or after June 1, 2009.

Interest Expense

Interest expense—current and long-term debt in the statement of operations for 2008, 2007 and 2006 are as follows (in thousands):

	2008	2007	2006
Interest expense accrued, net	$86,333	$81,401	$75,044
Recurring amortization of financing fees	7,290	5,839	4,613
TOTAL	$93,623	$87,240	$79,657
Cash interest payments	$45,546	$41,464	$41,748

The Company capitalized interest on capital projects of $1.2 million, $1.2 million and $0.9 million in 2008, 2007 and 2006, respectively.  Interest expense accrued, net for 2006 includes interest for the two days prior to the bankruptcy filing for our 2000/2002 Notes as these notes were impaired for bankruptcy proceedings, plus interest on the December 1, 2005 unpaid interest payment through January 2, 2006.

7.  Leases

Capital Leases The Company has acquired certain land, building, machinery and equipment under capital lease arrangements that expire at various dates through 2022.  At December 31, the gross amounts of plant and equipment and related accumulated depreciation recorded under capital leases were as follows (in thousands):

	2008	2007
Land and building	$7,551	$8,424
Machinery and equipment	25,230	13,115
Total assets held under capital leases	32,781	21,539
Less: accumulated depreciation	(9,247)	(5,258)
	$23,534	$16,281

In July 2008, the Company refinanced production equipment for $12.1 million in its Macedon, New York facility in its Printed Products segment.

In March 2007, the Company recorded a capital lease of $2 million for a warehouse facility adjacent to its production facility in Chippewa Falls, Wisconsin in its Engineered Films segment.

In June 2007, the Company recorded a capital lease of $2.4 million on its production facility in Bloomington, Indiana in its Engineered Films segment.

Amortization expense associated with capital leases is included in depreciation expense.

Operating Leases The Company has non-cancelable operating leases, primarily for vehicles, equipment, warehouse, and office space that expire through 2015, as well as month-to-month leases.  The total expense recorded under all operating lease agreements in the accompanying consolidated statements of operations is approximately $4.3 million, $6.7 million, and $10.6 million, for the years ended December 31, 2008, 2007 and 2006, respectively.  Future minimum lease payments under operating leases and the present value of future minimum capital lease payments (with interest rates between 8.9% and 37%) as of December 31, 2008 are as follows (in thousands):

Year Ending December 31	Operating Leases	Capital Leases
2009	$4,786	$3,125
2010	3,426	3,152
2011	2,771	2,994
2012	2,391	1,941
2013	1,992	1,918
Thereafter	225	8,452
Total minimum lease payments	$15,591	$21,582
Amounts representing interest		(10,770)
Present value of net minimum capital lease payments		$10,812

8.  Income Taxes

The components of income (loss) from continuing operations before income taxes for the years ended December 31 are as follows (in thousands):

	2008	2007	2006
United States	$(192,493)	$(13,090)	$186,530
Foreign	(5,238)	(2,053)	(1,444)
Total	$(197,731)	$(15,143)	$185,086

The following is a summary of domestic and foreign provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate.

The provisions (benefits) for income taxes for the years ended December 31, are as follows (in thousands):

	2008	2007	2006
Current:
Federal	$—	$—	$—
State	288	259	79
Foreign	992	1,250	2,273
Total current	1,280	1,509	2,352
Deferred:
Federal	21,614	(2,175)	(2,467)
State	793	(1,101)	945
Foreign	(4,224)	(1,892)	(821)
Total deferred	18,183	(5,168)	(2,343)
Total income tax expense (benefit)	$19,463	$(3,659)	$9

The effective income tax rate reconciliations for the years ended December 31, are as follows (in thousands):

	2008	2007	2006
Income (loss) from continuing operations before income taxes	$(197,731)	$(15,143)	$185,086
Expected income tax provision (benefit) at U.S. statutory rate of 35%	(69,206)	(5,300)	64,780
Increase (decrease) resulting from:
Cancellation of debt income	—	(11,378)	(137,783)
Loss of NOL carry forward on cancellation of debt income	—	1,216	61,848
Financial reorganization expenses	828	329	22,322
Goodwill	21,102	—	38,157
Accrued dividends on preferred stock	—	—	95
State taxes	(1,313)	(3,744)	7,451
Change in valuation allowances	69,723	20,704	(64,303)
Foreign rate difference	(549)	(1,498)	532
Interest on 2006 notes	—	(491)	—
Loss on dissolution of subsidiary	—	(4,911)	—
Other, net	(1,122)	1,414	6,910
Total income tax expense	$19,463	$(3,659)	$9
Effective income tax rate	9.8%	24.2%	0.0%

Components of net deferred income tax assets and liabilities as of December 31, are as follows (in thousands):

	2008	2007
Deferred income tax assets:
Net operating loss carry forwards	$129,804	$99,364
AMT and foreign tax credit carry forwards	4,713	4,713
Accrued pension costs	7,686	3,002
Accrued employee benefits	5,768	6,078
Accrued plant closing costs	1,772	426
Allowance for doubtful trade accounts receivable	1,038	955
Inventory related costs	1,137	779
Deferred tax asset related to FIN48	2,247	2,636
Other	1,041	961
	155,206	118,914
Valuation Allowance	(132,809)	(56,702)
Total deferred income tax assets	22,397	62,212
Deferred income tax liabilities:
Tax depreciation in excess of book depreciation	(46,140)	(60,393)
Amortization of intangibles	825	(6,322)
Other	(5,010)	(4,515)
Total deferred income tax liabilities	(50,325)	(71,230)
Net deferred income tax liability	$(27,928)	$(9,018)
As reported on consolidated balance sheets:
Net current deferred income tax asset	$10,705	$9,145
Net non-current deferred income tax liability	(38,633)	(18,163)
Net deferred income tax liability	$(27,928)	$(9,018)

In 2007, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes” which clarifies the application of FAS 109 by prescribing the minimum threshold a tax position must meet before being recognized in the financial statements.  Under FIN 48, the financial statement effect of a tax position is initially recognized when it is more likely than not the position will be sustained upon examination.  A tax position that meets the “more likely than not” recognition threshold is initially and subsequently measured as the largest amount of benefit, determined on a cumulative probability basis, that is more likely than not to be realized upon ultimate settlement with the taxing authority.

A reconciliation of the total of unrecognized tax benefits at the beginning and end of the year is as follows:

(DOLLARS IN THOUSANDS)	2008	2007
Balance of unrecognized benefits at Beginning of Year	$2,763	$2,163
Gross amount of increases in unrecognized tax benefits as a result of positions taken during the current year	178	373
The amounts of decreases in unrecognized benefits relating to settlements with taxing authorities	(584)	227
Reduction in unrecognized tax benefits due to the lapse of applicable statute of limitation	—	—
The amount of change in unrecognized tax benefits due to exchange rate variation	(555)	—
Balance of unrecognized tax benefits at End of Year	$1,802	$2,763

All of our unrecognized tax benefits at December 31, 2008 would affect the effective tax rate if recognized.  The tax years 2005-2008 remain open to examination by major United States taxing jurisdictions to which we are subject.  In addition, for all tax years prior to 2005 generating an NOL, tax authorities can adjust the amount of the NOL to the extent it is utilized or reported in an open year.

Also as a result of FIN 48 we recognized a deferred tax asset of approximately $2.2 million.  Due to uncertainty regarding realization a valuation allowance of approximately $2.2 million has been recorded to deferred tax asset related of FIN 48.

We recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense.  At December 31, 2008, we had accrued approximately $0.6 million of interest and $0.3 million of penalties related to certain tax positions, respectively.

The net operating loss carry forwards for federal tax purposes are approximately $315.3 million.  These losses expire in 2021 through 2028.  Due to uncertainty regarding realization, valuation allowances of approximately $98.6 million and $29.4 million in 2008 and 2007 respectively have been recorded to offset the deferred tax asset related to the federal net operating losses.

The net operating loss carry forward for state tax purposes are approximately $13.7 million.  These losses expire in 2010 through 2028.  Due to uncertainty regarding realization, a valuation allowance of approximately $10.2 million ($6.6 million, net of federal income tax) in 2008 has been recorded to offset the deferred tax asset related to the net operating losses.

As a result of a Section 382 ownership change in December 2008, certain federal and state net operating losses are permanently limited for future use.  A full valuation has been recorded for those net operating losses that are permanently limited.  These permanently limited net operating losses may be used to offset cancellation of debt income that may arise out of subsequent bankruptcy proceedings.

The net operating loss carry forwards for Canadian tax purposes are approximately $0.8 million.  These losses expire in 2028.  Due to uncertainty regarding realization, a valuation allowance of approximately $0.1 million has been recorded to offset the deferred tax asset related to the net operating loss in Canada.

The alternative minimum tax credit carry forwards for federal tax purposes are approximately $1.2 million.  These credits do not expire but are limited to the extent that the regular tax liability for a future year exceeds the tentative minimum tax for the year.  Due to uncertainty regarding realization, a valuation allowance of approximately $1.2 million has been recorded to offset the deferred tax asset related to the alternative minimum tax credit.

The charitable contributions deduction carry forwards for federal and state tax purposes are approximately $0.5.  Due to uncertainty regarding realization, a valuation allowance of approximately $0.2 has been recorded to offset the deferred tax asset related to the charitable contributions deductions.

U.S. pension expenses of approximately $25.2 million net of deferred tax assets of approximately $9.8 million have been charged to Other Comprehensive Income.  Due to uncertainty regarding realization of the deferred tax assets, a valuation allowance of approximately $9.8 million has been recorded to Other Comprehensive Income to offset the deferred tax asset.

The net operating loss carry forwards for Mexican tax purposes are approximately $34.9 million.  These losses expire in 2012 through 2018.  Due to uncertainty regarding realization, a valuation allowance of approximately $10.0 million has been recorded to offset the deferred tax asset related to the net operating losses in Mexico.

Pliant Mexico incurred Asset Taxes of approximately $0.5 million in 2007 that have been recorded as prepaid taxes since they may be refunded due to constitutional challenges or applied against future income tax liabilities.  Due to uncertainty regarding realization, a valuation allowance of approximately $0.5 million has been recorded to offset the prepayments.

The foreign tax credit carry forwards for federal tax purposes are approximately $3.6 million expiring in 2010 through 2011.  Due to uncertainty regarding realization, valuation allowances of approximately $3.6 million for 2008 and 2007 has been recorded to offset the deferred tax asset related to the foreign tax credits.

Undistributed earnings of foreign subsidiaries amounted to approximately $28.7 million as of December 31, 2008.  Approximately $16.9 million is considered to be permanently invested and $11.8 million may be distributed in future years.  Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes, subject to an adjustment for foreign tax credits, and withholding taxes payable to foreign countries.  Determination of the amount of unrecognized deferred U.S. income tax liability, related to the amount considered permanently invested, is not practicable because of the complexities associated with the calculation.

9.  Employee Benefit Plans

Defined Contribution Plan The Company sponsors a salary deferral plan covering substantially all of its non-union domestic employees.  Plan participants may elect to make voluntary contributions to this plan up to 15% of their compensation.  The Company matches employee contributions up to 3% of the participants’ compensation.  The Company expensed approximately $2.6 million, $2.4 million and $2.4 million as its contribution to this plan for the years ended December 31, 2008, 2007 and 2006, respectively.  In addition, the Company sponsors salary deferral plans for its Canadian employees consistent with local practices and regulations.  The Company expensed $0.1 million in 2008 and $0.2 million in 2007 and $0.1 million in 2006 as its contributions to these plans.

Defined Benefit Plans The Company sponsors three noncontributory defined benefit pension plans (the “United States Plans”) covering domestic employees with 1,000 or more hours of service.  The Company funds its plans in amounts to fulfill the minimum funding requirements of the Employee Retirement Income Security Act of 1974.  Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future.  In the second quarter of 2004, the Company redesigned its retirement programs which led to the curtailment and “freeze” of the pension plan for U.S. salaried employees effective June 30, 2004.  The Company also sponsors two defined benefit plans in Canada (“Canadian Plans”) and one defined benefit plan in Germany (the “Germany Plan”).

Total net periodic benefit cost for the years ended December 31, 2008, 2007 and 2006 includes the following components (in thousands):

	2008	2007	2006
United States Plans
Service cost-benefits earned during the period	$244	$402	$445
Interest cost on projected benefit obligation	5,231	5,131	5,050
Expected return on assets	(6,653)	(6,271)	(5,397)
Curtailment loss	507	28	53
Other	128	133	269
Net periodic benefit cost	$(543)	$(577)	$420
Canadian Plans
Service cost-benefits earned during the period	$145	$284
Interest cost on projected benefit obligation	314	310
Expected return on assets	$(438)	$(412)
Special termination benefits	199	—
Curtailment gain	(329)	—
Net periodic benefit cost	$(109)	$182
Germany Plan
Service cost-benefits earned during the period	$167	$178	$158
Interest cost on projected benefit obligation	193	157	129
Actuarial loss	(285)	10	6
Net periodic benefit cost	$75	$345	$293
Employer Contributions
2009 Expected to plan trusts			$2,781

Expected Benefit Payments
2009	$6,473
2010	3,879
2011	4,082
2012	4,362
2013	4,678
2014-2018	27,853

	2008	2007	2006
Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost
Discount rate:
U.S. Plans	6.29%	6.00%	6.00%
Canadian Plans	5.20%	5.00%
Germany Plan	6.25%	5.25%	4.50%
Expected rate of return on plan assets:
U.S. Plans	9.00%	9.00%	9.00%
Canadian Plans	6.50%	6.50%
Rate of compensation increase (non-union plans):
U.S. Plans	—	4.00%	4.00%
Canadian Plans	—	3.50%
Germany Plan	3.00%	1.75%	1.75%

Expected Rate of Return Assumption

The rate of investment return assumption was developed through analysis of historical market returns, current market conditions, and the fund’s past experience.  Estimates of future market returns by asset category are lower than actual long-term historical returns in order to generate a conservative forecast.

Investment Strategy

The Company’s investment portfolio contains a diversified blend of equity and debt securities.  Furthermore, equity investments are diversified across domestic and international stocks as well as large and small capitalizations.  Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews.  The target allocation of equity securities is 58% of the plan assets.  The target allocation of debt and other securities is 42% of the plan assets.  As of December 31, 2008 and 2007, the actual allocations of plan assets are as follows:

	2008	2007
Equity Securities	46%	48%
Debt Securities	45%	45%
Other	9%	7%
	100%	100%

Measurement date

Pliant uses a measurement date of December 31 for its pension plans.  The following tables set forth the funded status of the United States Plans, the Canadian Plans, and the Germany Plan as of December 31, 2008 and 2007 and the amounts recognized in the consolidated balance sheets at those dates (in thousands):

United States Plans:

	2008	2007
Change in benefit obligation:
Obligation at January 1	$85,074	$86,806
Service cost	244	402
Interest cost	5,230	5,131
Curtailments	—	—
Actuarial gain	(3,826)	(4,034)
Benefits paid	(3,454)	(3,264)
Plan Amendment	—	33
Obligation at December 31	$83,268	$85,074
Change in plan assets:
Fair value of assets at January 1	$73,704	$67,487
Actual return on plan assets	(13,822)	3,334
Employer contributions	3,317	6,147
Benefit payments	(3,454)	(3,264)
Fair value of plan assets at December 31	$59,745	$73,704
Underfunded status at December 31	$23,523	$11,370

Amounts recognized in the balance sheet consist of (in thousands):

	2008	2007
Other liabilities	$23,523	$11,370
Accumulated other comprehensive income, net of taxes of $0 and $0	(24,917)	(8,479)

The projected benefit obligation, accumulated benefit obligation, and fair value of assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in thousands):

	2008	2007
Projected benefit obligation	$83,268	$85,074
Accumulated benefit obligation	83,268	85,074
Fair value of Assets	59,745	73,704
Weighted-Average Assumptions Used to Determine Benefit Obligations as of December 31
Discount rate	6.53%	6.29%
Rate of Compensation increase	—%	4.00%

Canadian Plans:

	2008	2007
Change in benefit obligation:
Obligation at January 1	$6,633	$5,492
Service cost	145	284
Interest cost	314	310
Plan participants’ contributions	—	22
Actuarial (gain) loss	(1,045)	(176)
Benefits paid	(199)	(264)
Special termination benefits	199	—

Curtailments	(376)	—
Changes due to exchange rate	(1,095)	965
Obligation at December 31	$4,576	$6,633
Change in plan assets:
Fair value of assets at January 1	$6,993	$5,657
Actual return on plan assets	(1,350)	93
Employer contributions	601	482
Plan participants’ contributions	—	22
Benefit payments	(199)	(264)
Changes due to exchange rate	(1,162)	1,003
Fair value of plan assets at December 31	$4,883	$6,993
Overfunded status at December 31	$307	$360

Amounts recognized in the balance sheet consist of (in thousands):

	2008	2007
Other assets	$586	$1,008
Other liabilities	(280)	728
Accumulated other comprehensive income	(125)	(153)

The projected benefit obligation, accumulated benefit obligation, and fair value of assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in thousands):

	2008	2007
Projected benefit obligation	$2,744	$4,157
Fair value of Assets	2,465	3,429
Weighted-Average Assumptions Used to Determine Benefit Obligations as of December 31
Discount rate	6.50%	5.20%
Rate of Compensation increase	3.50%	3.50%

Germany Plan:

	2008	2007
Change in benefit obligation:
Obligation at January 1	$3,676	$3,366
Service cost	167	178
Interest cost	193	157
Benefits paid	(67)	(54)
Actuarial (gain)/loss	(285)	(346)
Change due to exchange rate	(347)	375
Obligation at December 31	$3,337	$3,676
Fair value of plan assets at December 31	$—	$—
Underfunded status at December 31	$3,337	$3,676

Amounts recognized in the balance sheet consist of (in thousands):

	2008	2007
Other liabilities	$3,337	$3,676
Accumulated other comprehensive income	113	(195)

	2008	2007
Weighted-Average Assumptions Used to Determine Benefit Obligations as of December 31
Discount rate	6.25%	5.25%
Rate of Compensation increase	3.00%	1.75%

The cash surrender value of life insurance policies for Germany Plan participants included in other assets in the consolidated balance sheets is approximately $1.3 and $1.1 million as of December 31, 2008 and 2007, respectively.

Other Foreign Plans Employees in Australia and Mexico are covered by various post employment arrangements consistent with local practices and regulations.  Such obligations are not significant and are included in the consolidated financial statements in other liabilities.

Other Domestic Plans As part of the acquisition of Blessings Corporation in 1998, the Company assumed two supplemental retirement plans covering certain former employees of Blessings Corporation.  The liability for these plans at December 31, 2008 and 2007 was approximately $1.7 million and $1.8 million, respectively, of which $0.2 million is in current liabilities at December 31, 2008 and 2007, and $1.5 million and $1.6 million in other liabilities at December 31, 2008 and 2007, respectively.  This liability was frozen at the time of the acquisition.  The amount of unrecognized actuarial losses for these plans included in accumulated other comprehensive income at December 31, 2008 and 2007 was $0.3 million and $0.3 million, respectively.

Accumulated Other Comprehensive Income The following summarizes the changes in net unrecognized pension benefit costs included in accumulated other comprehensive income as of December 31, 2008 and 2007.

	2008	2007
Change in unrecognized pension benefit costs:
Net unrecognized actuarial losses at January 1	$(8,589)	$(9,361)
Actuarial gains (losses) in current period	(16,793)	728
Amortization of net actuarial losses	74	89
Changes due to exchange rates	113	(45)
Net unrecognized actuarial losses at December 31	(25,195)	(8,589)
Net unrecognized prior service cost at January 1	(571)	(365)
Prior service cost in current period	—	(298)
Amortization of prior service costs	64	64
Curtailment effects	507	28
Net unrecognized prior service cost at December 31	—	(571)
Net unrecognized pension benefit costs	$(25,195)	$(9,160)

The actuarial loss included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during 2009 is $0.6 million.

10.  Redeemable Stock

Among the transactions effected pursuant to the Plan, as of July 18, 2006 the Company (i) extinguished its Series B Redeemable Preferred Stock, no par value (“Series B Preferred Stock”), (ii) issued 335,592 shares of Series AA Redeemable Preferred Stock, par value $.01 per share (“Series AA Preferred Stock”) and 100,003 shares of Common Stock, par value $.01 per share (“Common Stock”) and (iii) entered into a Stockholders Agreement dated July 18, 2006 (the “Stockholders’ Agreement”) with respect to the Common Stock and a Registration Rights Agreement dated July 18, 2006 (the “Registration Rights Agreement”) with respect to the Series AA Preferred Stock.  In addition, on July 18, 2006, the Company’s Deferred Cash Incentive Plan (the “Cash Plan”) and 2006 Restricted Stock Incentive Plan (the “Stock Plan”) became effective.

The Stockholders’ Agreement provides for certain restrictions on transfer of the Common Stock and requires that all transferees of Common Stock become a party to the Stockholders’ Agreement.  The Stockholders’

Agreement also grants to certain holders of Common Stock the right to purchase their pro rata share of any new equity securities issued by the Company, subject to exceptions for acquisitions, management equity and certain other transactions.  The Stockholders’ Agreement also contains “drag-along rights” that require all holders of Common Stock to participate in and vote in favor of certain sales of the Company approved by the Board of Directors and certain holders of Common Stock.

Common Stock In connection with the Plan, on July 18, 2006, the Company issued 100,003 shares of Common Stock.

Series AA Preferred Stock In connection with the Plan, on July 18, 2006, the Company issued approximately 335,600 shares of Series AA Preferred Stock.  Except for certain circumstances which require their consent, the holders of Series AA Preferred Stock do not have voting rights, but do have the right to elect 2 out of the 7 members of the Company’s Board of Directors.

Holders of shares of the Series AA Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, dividends at the rate of 13% per year on the Stated Value (as hereinafter defined) of each share of Series AA Preferred Stock.  Dividends on the Series AA Preferred Stock are cumulative from the date of issue, accrue, whether or not they have been declared, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year.  The “Stated Value” of each share of Series AA Preferred Stock is equal to $1,000 per share plus accumulated and unpaid dividends for quarterly periods ending on or prior to the date of determination minus any distributions (other than dividends not otherwise added to the Stated Value) made with respect to such Series AA Preferred Stock.

The Company may not declare, pay or set aside for payment any dividends on the Common Stock unless it has paid or declared and set aside for payment full cumulative dividends on the shares of Series AA Preferred Stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series AA Preferred Stock will be entitled to a liquidation preference over the holders of Common Stock equal to the Stated Value of each share of Series AA Preferred Stock plus accrued and unpaid dividends thereon.  The Series AA Preferred Stock is redeemable at the option of the Company at any time, in whole or in part, at an amount equal to the Stated Value thereof plus accrued and unpaid dividends thereon.  The Series AA Preferred Stock is convertible into the Company’s other equity securities.  If the Series AA Preferred Stock has not been redeemed or repurchased by July 18, 2011, the holders of at least 40% of the outstanding shares of Series AA Preferred Stock shall have the right to cause all of the outstanding class of Series AA Preferred Stock to be converted into a number of shares of Common Stock equal to 99.9% of the number of fully diluted shares of Common Stock after giving effect to such conversion (excluding shares, if any, of Common Stock issued to stockholders of the other party to a merger qualifying for the “Merger Exception” as defined in our Amended and Restated Certificate of Incorporation).

Series M Preferred Stock On February 20, 2007, the Company issued 8,000 shares of Series M Preferred Stock, par value $.01 per share (“Series M Preferred Stock”) to certain employees pursuant to the Company’s Stock Plan.  The Series M Preferred Stock, participates in the enterprise value of the Company upon a “liquidation event” or upon an 80% “redemption” of the shares of Series AA Preferred Stock or upon a public offering, to the extent the proceeds exceed $224.8 million.  A participant’s restricted Series M Preferred Stock vests monthly over a 36 month period beginning with the July 18, 2006 emergence from bankruptcy, or upon a liquidation event, redemption, or public offering; or upon certain terminations of employment within a limited period before an accelerated vesting event.

Upon receiving their awards in February 2007, participants purchased their shares of Series M Preferred Stock for $20 per share.  The shares were issued for an aggregate purchase price of $160,000.  At that time, the fair market value of the shares of Series M Preferred Stock (as determined by an appraisal by an independent appraisal firm), was $103 per share.  Each participant made an election under Section 83(b) of the Internal Revenue Code to pay tax at that time on the $83 difference between those amounts; and the Company paid a bonus of $138 per share (the tax-grossed-up amount of the $83 difference) to each participant to enable the participant to pay such taxes.  If a participant’s employment terminates, his restricted shares that are not vested are forfeited (that is, repurchased by the company for the $20 per share that the participant paid for it).  The Company may repurchase (other than from Mr. Bevis) restricted shares that were vested upon termination.  Repurchase is at fair market value as of the date of termination if the repurchase occurs within 180 days of the termination of employment, otherwise at fair market value as of the date of the repurchase.  Fifty percent of the repurchase price may be paid on a deferred basis in certain circumstances.

Dividends on the Series M Preferred Stock are paid only under certain circumstances, including redemption of shares of Series AA Preferred Stock, described in the Certificate of Incorporation.  If those circumstances exist, dividends are required to be paid on the Series M Preferred Stock regardless of whether full cumulative dividends on the Series AA Preferred Stock have been paid or declared and set aside for payment.

Otherwise, upon a liquidation event or redemption of shares of Series AA Preferred Stock, the Series M Preferred Stock is redeemed for an amount equivalent to the participants’ share of the Stock Plan’s 8% share of the proceeds in excess of the $224.8 million hurdle amount (subject to certain adjustments).  Upon a public offering the Series M Preferred Stock is converted to common stock.

11.  Commitments and Contingencies

Environmental Contingencies The Company’s operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment, and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which it operates.  The Company makes every reasonable effort to remain in full compliance with existing governmental laws and regulations concerning the environment.

Litigation The Company is involved in ongoing litigation matters from time to time in the ordinary course of its business.  In the Company’s opinion, none of such litigation is material to its financial condition or results of operations.

On February 11, 2009, Pliant and certain of its subsidiaries filed voluntary petitions in the Bankruptcy Code seeking relief under Chapter 11 of the Bankruptcy Code.  The cases are being jointly administered under the caption “In re: Pliant Corporation, et al., Case No. 09-10443”.  Certain of Pliant’s subsidiaries with Canadian operations commenced ancillary proceedings in a Canadian court to recognize the Chapter 11 bankruptcy proceedings as “foreign proceedings.” The Company’s operations in Mexico, Germany, and Australia were not included in the Chapter 11 filing.  As a consequence of the Company’s commencement of these bankruptcy proceedings, substantially all pending claims and litigation against it in the United States and Canada were automatically stayed.

12.  Operating Segments

Operating segments are components of the Company’s business for which separate financial information is available that is evaluated regularly by its chief operating decision maker in deciding how to allocate resources and in assessing performance.  This information is reported on the basis that it is used internally for evaluating segment performance.

The Company has four operating segments; Specialty Films, which manufactures personal care, medical and agricultural films; Printed Products, which produces printed rollstock, bags and sheets used to package food and consumer goods; Industrial Films segment, which manufactures stretch film used to bundle, unitize and protect palletized loads during shipping and storage and PVC films used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce; Engineered Films segment, which manufactures film for sale to converters of flexible packaging and a variety of barrier and custom films for smaller niche flexible packaging and industrial markets.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.  Sales and transfers between our segments are eliminated in consolidation.  The Company evaluates the performance of its operating segments based on net sales (excluding intercompany sales) and segment profit.  The segment profit reflects income from continuing operations adjusted for interest expense, income taxes, depreciation, amortization, restructuring and other costs and other non-cash charges (principally the impairment of goodwill, intangible assets and fixed assets).  The Company’s operating segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

Segment profit and segment assets as of and for the years ended December 31, 2008, 2007 and 2006 are presented in the following table (in thousands).  Certain reclassifications have been made to the prior year amounts to be consistent with the 2008 presentation.

	Specialty Films	Printed Products	Industrial Films	Engineered Films	Corporate/ Other	Total
2008
Net sales to customers	$228,218	$226,212	$331,732	$336,807	$4,680	$1,127,649
Intersegment sales	9,338	9	3,332	27,786	(40,465)	—
Total net sales	237,556	226,221	335,064	364,593	(35,785)	1,127,649
Depreciation and amortization	9,776	10,805	6,935	12,757	4,533	44,806
Interest expense	72	3,229	563	1,679	88,080	93,623
Segment profit (loss)	15,914	12,391	21,307	20,640	(24,296)	45,956
Segment total assets	108,264	128,548	92,317	144,359	58,992	532,480
Capital expenditures	3,615	10,107	1,487	10,245	1,687	27,141
2007
Net sales to customers	$205,693	$211,210	$317,110	$347,152	$15,759	$1,096,924
Intersegment sales	12,176	2,657	12,229	18,715	(45,777)	—
Total net sales	217,869	213,867	329,339	365,867	(30,018)	1,096,924
Depreciation and amortization	10,248	9,637	7,037	13,597	4,384	44,903
Interest expense	84	4,170	719	3,180	79,087	87,240
Segment profit (loss)	23,911	15,832	36,301	46,086	(25,535)	96,595
Segment total assets	145,705	137,680	117,056	218,945	56,593	675,979
Capital expenditures	9,916	7,563	4,418	13,405	8,163	43,465
2006
Net sales to customers	$212,871	$230,953	$321,069	$385,729	$8,373	$1,158,995
Intersegment sales	11,282	3,103	16,485	14,448	(45,318)	—
Total net sales	224,153	234,056	337,554	400,177	(36,945)	1,158,995
Depreciation and amortization	9,306	9,599	6,917	11,196	3,612	40,630
Interest expense	16	5,341	412	1,815	72,344	79,928
Segment profit (loss)	28,145	20,834	31,799	51,482	(28,289)	103,971
Segment total assets	150,483	140,624	107,634	216,845	62,171	677,757
Capital expenditures	13,656	8,475	4,953	7,024	6,413	40,521

A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements is as follows (in thousands):

	2008	2007	2006
Profit or Loss
Total segment profit	$45,956	$96,595	$103,971
Depreciation and amortization	(44,806)	(44,903)	(40,630)
Impairment of fixed assets	(6,604)	—	(280)
Impairment of goodwill and intangible assets	(75,066)	—	(109,984)
Reorganization costs	(3,358)	(2,154)	(82,369)
Restructuring and other costs	(20,230)	(9,949)	641
Interest expense	(93,623)	(87,240)	(79,928)
Gain on extinguishment of debt	—	32,508	393,665
Income (loss) from continuing operations before income taxes	$(197,731)	$(15,143)	$185,086
Assets
Total assets for reportable segments	$473,488	$619,386
Other unallocated assets	58,992	56,593
Total consolidated assets	$532,480	$675,979

There were no sales to a single customer in 2008, 2007 or 2006 that was more than 10% of consolidated net sales.  Net sales and long-lived assets of our US and foreign operations are as follows:
	2008	2007	2006
Net Sales
United States	$933,582	$897,111	$937,814
Foreign countries(1)	194,067	199,813	221,181
Total	$1,127,649	$1,096,924	$1,158,995
Long-lived assets
United States	240,541	271,263
Foreign countries	29,531	40,493
Total	$270,072	$311,756
Total Assets
United States	443,449	565,794
Foreign countries	89,031	110,185
Total	$532,480	$675,979

(1)	Foreign countries include Australia, Canada, Germany and Mexico, none of which individually represents 10% of consolidated net sales or long-lived assets.

13.  Estimated Fair Value of Financial Instruments

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  In the case of cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is considered a reasonable estimate of fair value.  The fair value of fixed debt in 2008 and 2007 was obtained from market quotes.  Fair value estimates are made at a specific point in time.  Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, interest rate levels, and other factors.  These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined or relied on with any degree of certainty.  Changes in assumptions could significantly affect the estimates.

Below is a summary of the Company’s financial instruments’ carrying amounts and estimated fair values as of December 31, (in thousands):

	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$28,485	$28,485	$7,258	$7,258
Accounts receivable	$114,325	$114,325	$124,336	$124,336
Total financial assets	$142,810	$142,810	$131,594	$131,594
Financial liabilities:
Floating rate debt	$173,579	$173,579	$118,579	$118,579
Fixed rate debt	684,302	221,555	633,988	597,805
Accounts payable	61,688	61,688	93,178	93,178
Total financial liabilities	$919,569	$456,822	$845,745	$809,562

14.  Accumulated Other Comprehensive Income/(Loss)
The components of accumulated other comprehensive income/(loss) as of December 31, were as follows (in thousands):

	2008	2007
Net unrecognized pension benefit costs, net of taxes of $0 and $0	$(25,195)	$(9,160)
Foreign currency translation adjustments	(15,859)	(3,318)
Accumulated other comprehensive income/(loss)	$(41,054)	$(12,478)

15.  Condensed Consolidating Financial Statements

The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture dated as of May 30, 2003, as amended (the “2003 Indenture”) relating to the 2003 Notes, the First Supplemental Indenture with respect to the Amended and Restated Indenture relating to the 2004 Notes and the Amended 2004 Notes and the 2007 Notes Indenture relating to the 2007 Notes (the 2003 Indenture, the Amended and Restated Indenture, as amended by the First Supplemental Indenture, and the 2007 Notes Indenture, collectively, the “Indentures”) on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indentures recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant and its subsidiaries on a consolidated basis, and (v) Pliant on a consolidated basis, in each case as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006.  The 2003 Notes, the 2004 Notes, the Amended 2004 Notes and the 2007 Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is 100% owned, directly or indirectly, by Pliant, except that the 2003 Notes are not guaranteed by Uniplast Industries Co. and the Amended 2004 Notes are not guaranteed by Pliant Solutions Corporation (“Pliant Solutions”).  Substantially all of the assets of Pliant Solutions were sold on September 30, 2004, the remainder disposed prior to December 31, 2005 and Pliant Solutions dissolved as of December 27, 2007.  There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant.  The condensed consolidating financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

Condensed Consolidating Balance Sheet
As of December 31, 2008 (In Thousands)
	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
Current assets:
Cash and cash equivalents	$23,996	$924	$3,565	$—	$28,485
Receivables	88,428	4,130	24,551	—	117,109
Inventories	66,065	2,301	11,557	—	79,923
Prepaid expenses and other	2,951	378	2,561	—	5,890
Income taxes receivable	(228)	359	591	—	722
Deferred income taxes	10,690	14	1	—	10,705
Total current assets	191,902	8,106	42,826	—	242,834
Plant and equipment, net	240,541	6,505	23,026	—	270,072
Goodwill	1,118	—	1,304	—	2,422
Intangible assets, net	475	3,394	—	—	3,869
Investment in subsidiaries	(22,237)	—	—	22,237	—
Other assets	9,416	—	3,867	—	13,283
Total assets	$421,215	$18,005	$71,023	$22,237	$532,480
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt and debt in default	$815,631	$16,700	$25,550	$—	$857,881
Trade accounts payable	48,930	2,212	10,546	—	61,688
Accrued liabilities	52,981	(291)	3,047	—	55,737
Due to (from) affiliates	(47,344)	60,638	(13,294)	—	—
Total current liabilities	870,198	79,259	25,849	—	975,306
Long-term debt, net of current portion	—	—	—	—	—
Other liabilities	25,788	657	5,810	—	32,255
Deferred income taxes	38,943	14	(324)	—	38,633
Total liabilities	934,929	79,930	31,335	—	1,046,194
Stockholders’ (deficit):
Preferred Stock	302,424	—	—	—	302,424
Common stock	1	—	11,916	(11,916)	1
Paid in capital	155,341	14,020	78,144	(92,164)	155,341
Retained earnings (deficit)	(930,426)	(79,049)	(36,688)	115,737	(930,426)
Accumulated other comprehensive loss	(41,054)	3,104	(13,684)	10,580	(41,054)
Total stockholders’ (deficit)	(513,714)	(61,925)	39,688	22,237	(513,714)
Total liabilities and stockholders’ (deficit)	$421,215	$18,005	$71,023	$22,237	$532,480

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2008 (In Thousands)
	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Net sales :	$974,062	$40,829	$153,238	$(40,480)	$1,127,649
Cost of sales	911,636	41,186	140,086	(40,480)	1,052,428
Gross profit	62,426	(357)	13,152	—	75,221
Total operating expenses	151,393	19,833	8,253	—	179,479
Operating income (loss)	(88,967)	(20,190)	4,899		(104,258)
Interest expense	(89,898)	(422)	(3,303)	—	(93,623)
Equity in earnings of subsidiaries	(20,358)	—	—	20,358	—
Other income (expense), net	4,959	(1,462)	(3,347)	—	150
Income (loss) from continuing operations before income taxes	(192,264)	(22,074)	(1,751)	20,358	(197,731)
Income tax (benefit) expense	22,930	(1,466)	(2,001)	—	19,463
Net income (loss)	$(217,194)	$(20,608)	$250	$20,358	$(217,194)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Cash flows from operating activities:	$(15,381)	$(1,751)	$ 746	$ —	$(16,386)
Cash flows from investing activities:
Capital expenditures for plant and equipment	(25,744)	(944)	(453)	—	(27,141)
Asset transfers	995	(27)	(968)	—	—
Proceeds from sale of assets	2,959	—	—	—	2,959
Net cash provided by (used in) investing activities	(21,790)	(971)	(1,421)	—	(24,182)
Cash flows from financing activities:
Payment of capitalized fees	(1,431)	—	—	—	(1,431)
Borrowing under revolver	50,000	—	5,000	—	55,000
Loans (to)/from affiliates	5,000	—	(5,000)	—	—
Borrowings/(Payments) of capital lease obligations	9,863	—	(53)	—	9,810
Net cash provided by financing activities	63,432	—	(53)	—	63,379
Effect of exchange rate changes on cash and cash equivalents	(2,272)	37	651	—	(1,584)
Net (decrease)/increase in cash and cash equivalents	23,989	(2,685)	(77)	—	21,227
Cash and cash equivalents at beginning of the year	7	3,609	3,642	—	7,258
Cash and cash equivalents at end of the year	$ 23,996	$ 924	$ 3,565	$ —	$ 28,485

Condensed Consolidating Balance Sheet

As of December 31, 2007 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
Current assets:
Cash and cash equivalents	$7	$3,609	$3,642	$—	$7,258
Receivables	97,400	5,216	24,974	—	127,590
Inventories	93,152	3,407	11,799	—	108,358
Prepaid expenses and other	2,296	670	3,303	—	6,269
Income taxes receivable	(295)	1,093	1,086	—	1,844
Deferred income taxes	9,156	9	(20)	—	9,145
Total current assets	201,716	14,004	44,784	—	260,504
Plant and equipment, net	271,263	8,885	31,608	—	311,756
Goodwill	57,777	13,153	1,597	—	72,527
Intangible assets, net	1,470	9,611	—	—	11,081
Investment in subsidiaries	(23,719)	—	—	23,719	—
Other assets	15,377	—	4,734	—	20,111
Total assets	$523,884	$45,653	$82,723	$23,719	$675,979
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$987	$—	$115	$—	$1,102
Trade accounts payable	78,846	2,771	11,561	—	93,178
Accrued liabilities	53,072	657	3,681	—	57,410
Due to (from) affiliates	(83,364)	65,741	17,623	—	—
Total current liabilities	49,541	69,169	32,980	—	151,690
Long-term debt, net of current portion	713,367	16,700	21,398	—	751,465
Other liabilities	14,614	1,296	6,695	—	22,605
Deferred income taxes	14,306	973	2,884	—	18,163
Total liabilities	791,828	88,138	63,957	—	943,923
Stockholders’ (deficit):
Preferred Stock	247,355	—	—	—	247,355
Common stock	1	—	11,916	(11,916)	1
Paid in capital	155,341	14,020	43,822	(57,842)	155,341
Retained earnings (deficit)	(658,163)	(58,440)	(34,662)	93,102	(658,163)
Accumulated other comprehensive loss	(12,478)	1,935	(2,310)	375	(12,478)
Total stockholders’ (deficit)	(267,944)	(42,485)	18,766	23,719	(267,944)
Total liabilities and stockholders’ (deficit)	$523,884	$45,653	$82,723	$23,719	$675,979

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2007 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Net sales	$942,999	$ 55,526	$144,286	$(45,887)	$1,096,924
Cost of sales	831,099	52,572	130,705	(45,887)	968,489
Gross profit	111,900	2,954	13,581	—	128,435
Total operating expenses	72,208	8,910	8,081	—	89,199
Operating income	39,692	(5,956)	5,500	—	39,236
Interest expense	(81,979)	(583)	(4,678)	—	(87,240)
Gain on extinguishment of debt	32,508	—	—	—	32,508
Equity in earnings of subsidiaries	(10,764)	—	—	10,764	—
Other income (expense), net	6,199	(2,971)	(2,875)	—	353
Income (loss) from continuing operations before income taxes	(14,344)	(9,510)	(2,053)	10,764	(15,143)
Income tax (benefit) expense	(2,860)	(2,658)	1,859	—	(3,659)
Income (loss) from continuing Operations	(11,484)	(6,852)	(3,912)	10,764	(11,484)
Loss from discontinued operations	—	—	—	—	—
Net income (loss)	$(11,484)	$(6,852)	$(3,912)	$ 10,764	$(11,484)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2007 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation

Cash flows from continuing operating activities:	$40,759	$655	$2,363	$—	$43,777
Cash flows from continuing investing activities:
Capital expenditures for plant and equipment	(38,141)	(3,163)	(2,161)	—	(43,465)
Net fixed asset transfers	(6,758)	6,949	(191)	—	—
Proceeds from sale of assets	—	229	—	—	229
Net cash used in investing activities	(44,899)	4,015	(2,352)	—	(43,236)
Cash flows from continuing financing activities:
Payment of financing fees	(2,352)	—	—	—	(2,352)
Proceeds from issuance of preferred stock	157	—	—	—	157
Proceeds from issuance of senior subordinated debt	24,000	—	—	—	24,000
Repayment of senior subordinated debt	(22,593)	—	—	—	(22,593)
Loans (to)/from affiliates	10,000	—	(10,000)	—	—
Borrowing (Repayments) under revolver	(5,000)	—	10,000	—	5,000
Payments of capital lease obligations, net	(753)	—	(81)	—	(834)
Net cash provided by (used) in continuing financing activities	3,459	—	(81)	—	3,378
Effect of exchange rate changes on cash and cash equivalents	681	(2,066)	525	—	(860)
Net (decrease)/increase in cash and cash equivalents	—	2,604	455	—	3,059
Cash and cash equivalents at beginning of the year	7	1,005	3,187	—	4,199
Cash and cash equivalents at end of the year	$7	$3,609	$3,642	$—	$7,258

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2006 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Net sales	$983,335	$75,157	$146,024	$(45,521)	$1,158,995
Cost of sales	861,272	69,604	132,416	(45,521)	1,017,771
Gross profit	122,063	5,553	13,608	—	141,224
Total operating expenses	261,700	3,036	7,281	—	272,017
Operating income (loss)	(139,637)	2,517	6,327	—	(130,793)
Interest expense	(72,594)	(1,783)	(5,551)	—	(79,928)
Gain on extinguishment of debt	393,665	—	—	—	393,665
Equity in earnings of subsidiaries	(5,105)	—	—	5,105	—
Other income (expense), net	7,973	(3,612)	(2,219)	—	2,142
Income (loss) from continuing operations before income taxes	184,302	(2,878)	(1,443)	5,105	185,086
Income tax (benefit) expense	(775)	(80)	864	—	9
Income (loss) from continuing operations	185,077	(2,798)	(2,307)	5,105	185,077
Loss from discontinued operations	—	—	—	—	—
Net income (loss)	$185,077	$(2,798)	$(2,307)	$ 5,105	$185,077

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2006 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
Cash flows from continuing operating activities:	$58,463	$2,290	$(1,186)	$—	$59,567
Cash flows from continuing investing activities:
Capital expenditures for plant and equipment	(36,133)	(2,208)	(2,180)	—	(40,521)
Net fixed asset transfers	1,037	(866)	(171)	—	—
Proceeds from sale of assets	2,655	—	22	—	2,677
Net cash used in investing activities	(32,441)	(3,074)	(2,329)	—	(37,844)
Cash flows from continuing financing activities:
Payment of financing fees	(8,799)	—	—	—	(8,799)
Repurchase of preferred stock	(76)	—	—	—	(76)
Repayments of DIP revolver due to refinancing	(91,524)	(39,400)	—	—	(130,924)
Loans to/from affiliates	(16,321)	22,700	(6,379)	—	—
Borrowing under revolver	89,500	16,700	7,379	—	113,579
Payments of capital lease obligations, net	(1,395)	—	(243)	—	(1,638)
Net cash provided by (used) in continuing financing activities	(28,615)	—	757	—	(27,858)
Cash used in discontinued operations	—	—	—	—	—
Effect of exchange rate changes on cash and cash equivalents	(2,259)	636	(845)	—	(2,468)
Net (decrease)/increase in cash and cash equivalents	(4,852)	(148)	(3,603)	—	(8,603)
Cash and cash equivalents at beginning of the year	4,859	1,153	6,790	—	12,802
Cash and cash equivalents at end of the year	$7	$1,005	$3,187	$—	$4,199

16.  OTHER INCOME (EXPENSE)

Other income for the year ended December 31, 2008 and 2007 included $0.1 million and $0.3 million, respectively, of interest income and other less significant items.  Other income for the year ended December 31, 2006 includes a gain of $1.9 million on the sale of remaining real estate in the Company’s Merced, California facility and $0.3 million of other less significant items.

17.  REORGANIZATION

On January 3, 2006, Pliant and ten subsidiaries filed voluntary petitions in the Bankruptcy Court seeking relief under the Bankruptcy Code.  Three of the Company’s subsidiaries with Canadian operations commenced ancillary proceedings in a Canadian court to recognize the Chapter 11 bankruptcy proceedings as “foreign proceedings.” The Company’s operations in Mexico, Germany, and Australia were not included in the Chapter 11 filing.

On June 19, 2006, the Company filed with the Bankruptcy Court the Plan which was approved by the Bankruptcy Court on June 23, 2006.  On July 18, 2006, the Company consummated its reorganization through a series of transactions contemplated in the Plan and filed with the Bankruptcy Court a notice announcing the effectiveness of the Plan.

On July 18, 2006, pursuant to the Plan, the Company changed its state of incorporation from Utah to Delaware; issued (i) an aggregate principal amount of $34.97 million of 2006 Notes, (ii) 335,592 shares of Series AA Preferred Stock, and (iii) 100,003 shares of Common Stock in exchange for (A) all of its 2000/2002 Notes, (B) all of its Series A Cumulative Exchangeable Redeemable Preferred Stock, no par value (the “Series A Preferred Stock”), (C) all of its Old Common Stock and (D) warrants to purchase its Old Common Stock; made cash payments to the applicable trustee of (A) $3.2 million for further distribution to the holders of the 2000/2002 Notes and (B)

$18.53 million ($4 million of which was a consent fee and the balance of which was the missed March 1, 2006 interest payment and the interest owed on that interest payment) for further distribution to the holders of its 2003 Notes and reinstated the 2003 Notes; reinstated its 2004 Notes and its Amended 2004 Notes and increased the interest rate on the 2004 Notes and the Amended 2004 Notes by ..225%; entered into Revolving Credit Facilities to replace the Amended and Restated Credit Agreement and DIP Credit Facility; and entered into the Stockholders’ Agreement with respect to the Common Stock and the Registration Rights Agreement with respect to the Series AA Preferred Stock.

As referenced above, the Company completed a debt for equity exchange whereby 100% of its outstanding $320 million of 2000/2002 Notes and $24.3 million in accrued interest were exchanged for 265,123 shares or 79% of its new Series AA Preferred Stock, approximately 30,000 shares or 30% of its Common Stock, $3.2 million in cash consideration and approximately $35 million in 2006 Notes.  Pursuant to SFAS 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring, these $35 million of 2006 Notes were recorded at aggregate principal plus interest to maturity of $20.1 million or a total of $55.1 million.  In addition, 100% of the $298.0 million of shares subject to mandatory redemption, including the Company’s Series A Preferred Stock were also exchanged for shares of its new Series AA Preferred Stock and shares of its Common Stock.  The fair market value of equity received in connection with these exchanges was approximately $182.3 million.  Taking into account the $3.2 million of cash consideration bondholders received and collectability reserves of $4.9 million established in connection with outstanding stockholders’ notes receivable, this resulted in a gain on extinguishment of debt of $393.7 million on a combined exchange of $642.3 million of debt and accrued interest.

On July 18, 2006, the Company entered into the Stockholders Agreement that is binding on all parties receiving shares of Common Stock, pursuant to the terms of the Plan.  The Stockholders’ Agreement provides for certain restrictions on transfer of the Common Stock and requires that all transferees of Common Stock become a party to the Stockholders’ Agreement.  The Stockholders’ Agreement also grants to certain holders of Common Stock the right to purchase their pro rata share of any new equity securities issued by the Company, subject to exceptions for acquisitions, management equity and certain other transactions.  The Stockholders’ Agreement contains “drag-along rights” that require all holders of Common Stock to participate in and vote in favor of certain sales of the Company approved by the Board of Directors and certain holders of Common Stock.  It further provides that the 5 (out of a total of 7) members of the Board of Directors to be elected by the holders of Common Stock will consist of the Chief Executive Officer of the Company and 4 members appointed by the holders of a majority of the Common Stock held by persons defined as “permitted holders” under the indentures for the 2003 Notes, 2004 Notes and Amended 2004 Notes.  Finally, the Stockholders’ Agreement provides that certain holders of Common Stock will have demand registration rights after July 18, 2009 and additional demand and piggyback registration rights following an initial public offering of the Common Stock.

On July 18, 2006, the Company also entered into the Registration Rights Agreement that is binding on all parties receiving shares of Series AA Preferred Stock, pursuant to the terms of the Plan.  The Registration Rights Agreement requires the Company to take all actions reasonably required to permit the Series AA Preferred Stock to be quoted on the NASDAQ OTC Bulletin Board as soon as practicable.

The Company adopted the Stock Plan on July 18, 2006, which provides for the issuance to the Chief Executive Officer and other officers of the Company of Series M Preferred Stock that, when combined with awards under the Cash Plan, will entitle such officers to a maximum of 8% of the equity value of the Company, in the aggregate.  Participants in the Stock Plan and Cash Plan will only receive distributions upon the occurrence of certain extraordinary corporate transactions, such as a sale of all or substantially all of the Company’s assets or a change in control of the Company.  The Stock Plan and Cash Plan will be administered by the Company’s Board or a committee composed of non-employee directors.

On February 20, 2007, the Company issued 8,000 shares of Series M Preferred Stock to certain employees pursuant to the Stock Plan.  Upon receiving their awards in February 2007, participants purchased their shares of Series M Preferred Stock for $20 per share.  The shares were issued for an aggregate purchase price of $160,000.  At that time, the fair market value of the shares of Series M Preferred Stock (as determined by an appraisal by an independent appraisal firm), was $103 per share.  Each participant made an election under Section 83(b) of the Internal Revenue Code to pay tax at that time on the $83 difference between those amounts; and the Company paid a bonus of approximately $138 per share (the tax-grossed-up amount of the $83 difference) to each participant to enable the participant to pay such taxes.

In addition, the Company recognized the fair market of $103 per share, less par value of $.01 per share, as additional paid in capital of approximately $824,000 and included the cost of the tax-gross-up of $437,000 and the difference between fair market value and purchase price of $664,000 in reorganization and other costs in the accompanying condensed consolidated statement of operations.

On April 17, 2007 we awarded certain participants rights to purchase an additional 220 shares of Series M Preferred Stock, also for $20 per share, after re-purchasing those additional shares from a former named executive officer.

The Company incurred professional fees and other expenses directly associated with the bankruptcy proceedings.  In addition, the Company has made certain adjustments to the carrying values of certain pre-petition assets and liabilities.  Such costs and adjustments are classified as reorganization costs in the accompanying consolidated statements of operations and consist of the following (in thousands):

	2008	2007	2006

Debt subject to compromise:
Write-off of unamortized original issuance, discount, net	$—	$—	$5,862
Write-off of unamortized capitalized financing fees	—	—	15,777
	—	—	21,639
Mandatorily Redeemable Preferred Stock
Write-off of unamortized original issuance discount	—	—	24,597

Write-off of capitalized financing fees on the DIP Credit Facility	—	—	1,475

Bondholders’ consent fee	—	—	4,000

Emergence Bonus Plan	—	—	1,782

Professional fees(1)	3,358	1,053	28,876

Reorganization costs	$3,358	$1,053	$82,369
(1)
The professional fees and other costs in 2008 include $1,815 associated with our 2006 Chapter 11 filings and $1,543 associated with our 2009 Chapter 11 filings discussed in further detail in footnote 18 Subsequent Events.

18.  SUBSEQUENT EVENTS

Chapter 11 Bankruptcy Filings

On February 10, 2009, in anticipation of the filing of the Chapter 11 Petitions, the Company entered into a Restructuring and Lockup Agreement (the “Lockup Agreement”) with the holders of more than 66 2/3% in principal amount of its Amended 2004 Notes and 2004 Notes, in the aggregate, pursuant to which such holders agreed, subject to the terms and conditions contained in the Lockup Agreement, to support the Company’s proposed financial restructuring described in the plan of reorganization (the “2009 Plan”).  Under the terms of the 2009 Plan, the holders of the Company’s Amended 2004 Notes and 2004 Notes will exchange their Notes for 100% of the reorganized Company’s common stock (subject to dilution by equity issued upon the exercise of warrants and equity that may be granted pursuant to a management incentive plan).  The Plan also provides that, to the extent classes containing the Company’s 2003 Notes, 2007 Notes and general unsecured claims vote to accept the Plan, the holders of claims in such classes will receive a pro rata distribution of new warrants to be issued pursuant to the Plan.  Completion of the proposed financial restructuring described in the Plan is subject to a number of conditions, including Bankruptcy Court approval of the Plan.

On February 11, 2009, the Company and certain of its subsidiaries (collectively, the “Debtors”), filed Chapter 11 Petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and the Company’s Canadian subsidiaries and one U.S. subsidiary filed an application commencing the CCAA Proceedings.  The Chapter 11 Petitions are being jointly administered under the caption “In re Pliant Corporation, et. al.” Case No. 09-10443.  The CCAA Proceedings are being administered under the caption “In the matter of Pliant Corporation of Canada Ltd., Pliant Packaging of Canada, LLC and Uniplast Industries Co. (Ontario S.C.J. Court File No. 09-LL-8007)”.  The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings and will continue their business operations without supervision from the Bankruptcy Court and will not be subject to the chapter 11 requirements of the Bankruptcy Code.

The filing of the Chapter 11 Petitions constitutes or may constitute an event of default or otherwise triggers or may trigger repayment obligations under the express terms of certain instruments and agreements relating to direct financial obligations of the Debtors (the “Debt Documents”).  In addition, various interest and/or principal payments may become due under the Debt Documents during the pendency of the proceedings in the Bankruptcy Court or the CCAA Proceedings, and payments under the Debt Documents will not be made unless otherwise ordered by the Bankruptcy Court or the Canadian Court.  As a result of such events of default or triggering events, all obligations under the Debt Documents would, by the terms of the Debt Documents, have or may become due and payable.  The Debtors believe that any efforts to enforce such payment obligations against the Debtors under the Debt Documents are stayed as a result of the filing of the Chapter 11 Petitions in the Bankruptcy Court.  The material Debt Documents are as follows:

•
The Amended and Restated Indenture, dated as of February 17, 2004 (as amended and restated as of May 6, 2005, and supplemented as of July 18, 2006) pursuant to which the Company issued (a) its Amended 2004 Notes and (b) 2004 Notes (collectively, the “First Lien Notes”).  The aggregate principal amount of First Lien Notes outstanding at February 10, 2009 was approximately $393.6 million.

•
Indenture, dated as of May 30, 2003, pursuant to which the Company issued its 2003 Notes the (the “Second Lien Notes”).  The aggregate principal amount of Second Lien Notes outstanding at February 10, 2009 was approximately $250.0 million.

•
Indenture, dated as of June 14, 2007, pursuant to which the Company issued its 2007 (the “Subordinated Notes”).  The aggregate principal amount of Subordinated Notes outstanding as of February 10, 2009 was approximately $24.0 million.

•
Working Capital Credit Agreement, dated as of January 18, 2006.  The aggregate principal amount outstanding under the Working Capital Credit Agreement as of February 10, 2009 was approximately $158.2 million exclusive of letters of credit, and approximately $16.0 million of this amount is attributable to certain foreign subsidiaries of the Company that are not Debtors.

•	Fixed Asset Credit Agreement, the aggregate principal amount outstanding under the Fixed Asset Credit Agreement as of February 10, 2009 was approximately $3.1 million.

Debtor-In-Possession (“DIP”) Financing

On February 13, 2009, the Bankruptcy Court entered an order (the “Interim Order”) granting interim approval of a Secured Super-Priority Debtor-In-Possession Multiple Draw Term Loan Agreement (the “DIP Credit Agreement”) with The Bank of New York Mellon, as administrative agent, and the Lenders from time to time party thereto, as well as other documents relating thereto.  The Company’s Canadian subsidiaries received similar relief under the CCAA.  Also on February 13, 2009 (the “Closing Date”), the Debtors entered into the DIP Credit Agreement.  On March 20, 2009, the Bankruptcy Court granted final approval of the DIP Credit Agreement.

The DIP Credit Agreement provides for borrowings up to an aggregate committed amount of $75,000,000, consisting of (i) an initial $25,000,000 term loan borrowing on the Closing Date, (ii) up to three additional term loan borrowings after the Closing Date in an aggregate amount not to exceed $25,000,000, and (iii) subject to the satisfaction of certain conditions, one additional $25,000,000 term loan borrowing for the purpose of paying debt of foreign subsidiaries (the borrowing described in this clause (iii), the “Debt Repayment Borrowing”).  The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, which is, subject to an earlier maturity date under certain circumstances, no later than the nine-month anniversary of the Closing Date (subject to a one-month extension if a plan of reorganization is confirmed by the Bankruptcy Court and recognized by the Canadian Court).

Borrowings under the DIP Credit Agreement are guaranteed by the Debtors, and are secured by (i) first priority liens in certain presently owned and hereafter acquired assets of the Debtors not subject to a lien in and security interest on the date of the Chapter 11 Petitions, (ii) junior liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions (other than priming liens described in the next sentence) and (iii) first priority senior priming liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions securing the Pre-Petition Secured Facilities and the Second Lien Notes (other than the liens of the Prepetition Working Capital Agent and Prepetition Working Capital Lenders in the Prepetition Working Capital First Priority Collateral, the Postpetition Working Capital First Priority Collateral, and the liens of the Fixed Asset Agent and the Fixed Asset Lenders under the Prepetition Fixed Asset Credit Agreement), in each case subject to certain permitted liens.  Subject to certain exceptions, the DIP Credit Agreement requires certain mandatory prepayments of borrowings from the net proceeds of certain asset dispositions, casualty or condemnation payments and equity or debt issuances.  In addition, the DIP Loan Agreement requires a mandatory prepayment of any proceeds of the Debt Repayment Borrowing not used to pay down pre-petition debt as set forth in the DIP Loan Agreement.

The DIP Credit Agreement includes affirmative, negative and financial covenants that impose substantial restrictions on the financial and business operations of the Company and certain of its subsidiaries, including their ability to incur or secure debt, make investments, sell assets, pay dividends or make acquisitions.  The DIP Credit Agreement contains events of default customary for debtor-in-possession financings of this type.

Reorganization Process

The Bankruptcy Courts have approved payment of certain of the Company’s pre-petition obligations, including employee wages, salaries and benefits, and the payment of certain vendors and other providers and other business-related payments necessary to maintain the operation of the Company’s business.  The Bankruptcy Code authorizes the Company to pay vendors and other service providers in the ordinary course for goods and services received after the filing of the Chapter 11 Petitions and Canadian Petitions.  The Company has retained legal and financial professionals to advise it on the bankruptcy proceedings.  From time to time, the Company may seek the Bankruptcy Court’s approval for the retention of additional professionals.

Immediately after filing the Chapter 11 Petition and Canadian Petition, the Company began notifying all known current or potential creditors of the bankruptcy filings.  Subject to certain exceptions under the Bankruptcy Code and the CCAA, the Company’s bankruptcy filings automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Company or our property to recover, collect or secure a claim arising prior to the filing of the Chapter 11 Petition and Canadian Petition.  Thus, for example, most creditor actions to obtain possession of property from the Company, or to create, perfect or enforce any lien against its property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court or the Canadian Court, as applicable, lifts the automatic stay.

As required by the Bankruptcy Code, the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors (the “Creditors’ Committee”).  The Creditors’ Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court with respect to the Company.  A monitor has been appointed by the Canadian Court with respect to proceedings before the Canadian Court.

Under Section 365 and other relevant sections of the Bankruptcy Code, the Company may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property and equipment, subject to the approval of the Bankruptcy Court and certain other conditions.  Any description of an executory contract or unexpired lease in this report, including where applicable our express termination rights or a quantification of our obligations, must be read in conjunction with, and is qualified by, any overriding rejection rights we have under Section 365 of the Bankruptcy Code.

In order to successfully exit chapter 11, the Company will need to propose and obtain confirmation by the Bankruptcy Court and the Canadian Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code and the CCAA.  A plan of reorganization would resolve the Company’s pre-petition obligations, set forth the revised capital structure of the newly reorganized entity and provide for corporate governance subsequent to the Company’s exit from bankruptcy.

The Company has the exclusive right for 120 days after the filing of the Chapter 11 Petition to file a plan of reorganization.  The Company will likely file one or more motions to request extensions of this exclusivity period, which are routinely granted up to 18 months in bankruptcy cases of this size and complexity.  If the Company’s exclusivity period lapsed, any party in interest would be able to file a plan of reorganization.  In addition to being voted on by holders of impaired claims and equity interests, a plan of reorganization must satisfy certain requirements of the Bankruptcy Code and the CCAA and must be approved, or confirmed, by the Bankruptcy Courts in order to become effective.

The timing of filing a plan of reorganization by the Company will depend on the timing and outcome of numerous other ongoing matters in the Chapter 11 proceedings.  There can be no assurance at this time that a plan of reorganization will be confirmed by the Bankruptcy Court and the Canadian Court or that any such plan will be implemented successfully.

Under the priority scheme established by the Bankruptcy Code and the CCAA, unless creditors agree otherwise, pre-petition liabilities and post-petition liabilities must be satisfied in full before stockholders are entitled to receive any distribution or retain any property under a plan of reorganization.  The ultimate recovery to creditors and/or stockholders, if any, will not be determined until confirmation of a plan or plans of reorganization.  No assurance can be given as to what values, if any, will be ascribed to each of these constituencies or what types or amounts of distributions, if any, they would receive.  A plan of reorganization could result in holders of the Company’s liabilities and/or securities, including its common stock, receiving no distribution on account of their interests and cancellation of their holdings.  Because of such possibilities, the value of the Company’s liabilities and securities, including its common stock, is highly speculative.  Appropriate caution should be exercised with respect to existing and future investments in any of the Company’s liabilities and/or securities.  At this time there is no assurance the Company will be able to restructure as a going concern or successfully propose or implement a plan of reorganization.

For periods subsequent to the chapter 11 bankruptcy filings, the Company will apply the American Institute of Certified Public Accountants Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), in preparing the consolidated financial statements.  SOP 90-7 requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.  Accordingly, certain revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the bankruptcy proceedings will be recorded in reorganization items on the consolidated statements of operations.  In addition, pre-petition obligations that may be impacted by the bankruptcy reorganization process will be classified on the consolidated balance sheet in liabilities subject to compromise.  These liabilities will be reported at the amounts expected to be allowed by the Courts, even if they may be settled for lesser amounts.

Going Concern Matters

The consolidated financial statements and related notes have been prepared assuming that the Company will continue as a going concern, although its chapter 11 bankruptcy filings raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets or to the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.  The Company’s ability to continue as a going concern is dependent on many factors, including, but not limited to, market conditions and the Company’s ability to improve profitability, obtain alternative financing to replace the DIP Credit Agreement and prepetition Credit Agreement and restructure its obligations in a manner that allows it to obtain confirmation of a plan of reorganization by the Bankruptcy Court and the Canadian Court.

In order to improve profitability, management is taking actions to further reduce corporate and operational expenses and is continuing to align manufacturing capacity to meet market demands and standardize manufacturing processes throughout all operations.  These actions will result in the closure of manufacturing facilities, consolidation of production equipment and product manufacturing into existing facilities and reductions in headcount during 2009.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2009 (Unaudited) and December 31, 2008 (Dollars in Thousands)

	September 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,683	$28,485
Receivables, net of allowances of $4,032 and $3,922, respectively	114,007	117,109
Inventories	89,756	79,923
Prepaid expenses and other	12,937	5,890
Income taxes receivable, net	268	722
Deferred income taxes	11,169	10,705
Total current assets	263,820	242,834
PLANT AND EQUIPMENT, net	252,390	270,072
GOODWILL	2,600	2,422
INTANGIBLE ASSETS, net	3,888	3,869
OTHER ASSETS	7,947	13,283
TOTAL ASSETS	$530,645	$532,480
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Debtor-In-Possession Financing	$40,000	$—
Current portion of long-term debt and debt in default	23,653	857,881
Trade accounts payable	61,461	61,688
Accrued liabilities:
Interest payable	1,618	11,944
Customer rebates	5,542	9,291
Other	39,761	34,502
Total current liabilities	172,035	975,306
OTHER LIABILITIES	38,603	32,255
DEFERRED INCOME TAXES	22,775	38,633
LIABILITIES SUBJECT TO COMPROMISE	868,700	—
Total Liabilities	1,102,113	1,046,194
STOCKHOLDERS’ DEFICIT:
Redeemable Preferred Stock—Series AA—335,650 shares authorized, par value $.01 per share, with a redemption and liquidation value of $1,000 per share plus accumulated dividends, 334,894 shares outstanding at September 30, 2009 and December 31, 2008	309,166	302,424
Redeemable Preferred Stock—Series M—8,000 shares authorized, par value $.01 per share, 8,000 shares outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock—par value $.01 per share; 100,050,000 shares authorized, 97,348 shares outstanding at September 30, 2009 and December 31, 2008	1	1
Paid in capital	155,341	155,341
Accumulated deficit	(993,280)	(930,426)
Accumulated other comprehensive loss	(42,696)	(41,054)
Total stockholders’ deficit	(571,468)	(513,714)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$530,645	$532,480

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For The Nine Months Ended September 30, 2009 and 2008 (in Thousands) (Unaudited)

	Nine Months Ended September 30,
	2009	2008

NET SALES	$686,941	$881,019

COST OF SALES	617,147	820,995

Gross Profit	69,794	60,024

OPERATING EXPENSES:
Sales, General and Administrative	42,165	49,746
Research and Development	4,630	5,019
Restructuring and Other Costs	3,402	10,485
Reorganization Cost	28,163	159
Fixed Asset Impairments	5,623	112
Total operating expenses	83,983	65,521

OPERATING LOSS	(14,189)	(5,497)

INTEREST EXPENSE	(56,591)	(68,596)

OTHER INCOME (EXPENSE) – Net	585	283

LOSS BEFORE INCOME TAXES	(70,195)	(73,810)

INCOME TAX BENEFIT	(14,070)	(78)

NET LOSS	$(56,125)	$(73,732)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
 For The Nine Months Ended September 30, 2009 and 2008 (in Thousands) (Unaudited)
	Nine Months Ended
	September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(56,125)	$(73,732)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation and amortization	32,374	33,179
Fixed asset impairment	8,214	5,953
Amortization of deferred financing costs and accretion of debt discount	5,301	4,427
Payment-in-kind interest on debt	34,455	30,710
Provision for losses on accounts receivable	(369)	—
Deferred income taxes	(16,276)	(85)
Loss on disposal of assets	—	75
Changes in assets and liabilities:
Receivables	5,508	(25,537)
Inventories	(8,825)	1,053
Prepaid expenses and other	(1,389)	(745)
Income taxes payable/receivable	368	(727)
Other assets	4,677	(477)
Trade accounts payable	12,646	14,731
Accrued liabilities	7,260	(13,588)
Other liabilities	(126)	(4,701)
Net cash provided by/(used in) operating activities	27,693	(29,464)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for plant and equipment	(20,168)	(21,981)
Proceeds from sale of assets	—	2,959
Net cash used in investing activities	(20,168)	(19,022)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under DIP facilities	40,000	—
Payment of financing fees	(6,713)	—
Borrowings under capital leases and other, net	1,787	10,533
Borrowings under (repayment of) revolving credit facility	(34,629)	55,000
Net cash provided by financing activities	445	65,533

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(772)	(87)

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,198	16,960
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	28,485	7,258
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$35,683	$24,218
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	11,618	41,923
Income taxes	1,073	1,083

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
 For The Nine Months Ended September 30, 2009 and 2008 (in Thousands) (Unaudited)

		Preferred Stock				Common Stock
		Series AA		Series M
	Total	Shares	Amount	Shares	Amount	Shares	Amount	Paid In Capital	Accumu- lated Deficit	Accumu- lated Other Compre- hensive Loss
BALANCE-December 31, 2008	$(513,714)	335	$302,424	8	$—	97	$1	$155,341	$(930,426)	$(41,054)
Comprehensive loss:
Net loss	(56,125)								(56,125)
Change in unrecognized pension benefit costs	(5,642)								13	(5,655)
Foreign currency translation adjustment	4,013									4,013
Comprehensive loss:	(57,754)
Preferred stock dividends			6,742						(6,742)
	$(571,468)	335	$309,166	8	$—	97	$1	$155,341	$(993,280)	$(42,696)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Presentation

The unaudited interim condensed consolidated financial statements of Pliant Corporation and its subsidiaries (collectively “Pliant”, the “Company” or “we”)  were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The information reflects all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows of Pliant as of the dates and for the periods presented.

These statements should be read in conjunction with the Company’s Consolidated Financial Statements for the year ended December 31, 2008.

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued FASB Statement 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles ,which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with GAAP. This new standard requires that the FASB’s Accounting Standards Codification (“ASC”) become the sole source of GAAP principles recognized by the FASB for nongovernmental entities and is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this standard has changed how we reference various elements of GAAP when preparing our financial statement disclosures, but did not have an impact on the Company’s financial position, results of operations or cash flows or its accounting policies.

Effective January 1, 2009, the Company adopted the provisions of the FASB’s changes to ASC 810 Consolidation (formerly, SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements: An Amendment of ARB No. 51 ). ASC 810 changes the accounting for non-controlling (minority) interests in consolidated financial statements, requires non-controlling interests to be reported as part of equity and changes the income statement presentation of income or losses attributable to non-controlling interests.  ASC 810 did not have a material impact on the Company’s consolidated financial statements.

Effective June 15, 2009, the Company adopted the provisions of the FASB’s changes to ASC 855, Subsequent Events (SFAS No. 165, Subsequent Events).  ASC 855 requires entities to disclose the date through which subsequent events have been evaluated and the basis for such date.  As of December 11, 2009, the date the financial statements were issued, the Company has determined that no material subsequent events have occurred, other than those discussed in Note 13.

Reorganization Process

On February 11, 2009, Pliant Corporation and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the “Chapter 11 Cases”) seeking relief under the provisions of the Bankruptcy Code. The Chapter 11 Cases are being jointly administered under the caption “In re: Pliant Corporation et al.”, Case No. 09-10443. In addition, certain of the Company’s Canadian subsidiaries filed an application commencing recognition proceedings (the “CCAA Proceedings”) under Section 18.6 of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Ontario Superior Court of Justice (the “Canadian Court”). The Debtors have continued to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings and have continued their business operations without supervision from the Bankruptcy Court and are not subject to the Chapter 11 requirements of the Bankruptcy Code. (See note 13 – Subsequent Events, for details on the Chapter 11 Cases.)  On October 6, 2009, the Bankruptcy Court entered an order confirming the “Joint Plan” as herein after defined.  The plan of reorganization has not yet gone effective and its effectiveness remains subject to the satisfaction of certain conditions precedent.

ASC 852, Reorganizations, (formerly, American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("ASC 852 "), applies to the Company's financial statements for periods subsequent to February 11, 2009. ASC 852 generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business are reported separately as reorganization costs in the statements of operations. The balance sheet also distinguishes prepetition liabilities subject to compromise from those prepetition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items is disclosed separately in the statement of cash flows.

Going Concern Matters

The consolidated financial statements and related notes have been prepared assuming that the Company will continue as a going concern, although its Chapter 11 bankruptcy filings raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets or to the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent on many factors, including, but not limited to, market conditions and the Company’s ability to improve profitability, obtain alternative financing to replace the DIP Credit Agreement and prepetition Credit Agreement and restructure its obligations in a manner that allows it to execute a plan of reorganization confirmed by the Bankruptcy Court and the Canadian Court.

In order to improve profitability, management has taken and will continue to take actions to further reduce corporate and operational expenses and its continuing to align manufacturing capacity to meet market demands and standardize manufacturing processes throughout all operations. These actions will result in the closure of manufacturing facilities, consolidation of production equipment and product manufacturing into existing facilities and reductions in headcount during 2009 and will continue into 2010.

2.       Liabilities Subject to Compromise, Reorganization Items and Debtors’ Financial Statements

Liabilities subject to compromise represent unsecured obligations that will be accounted for under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 or CCAA liabilities are stayed. SOP 90-7 requires pre-petition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts.  These liabilities represent the amounts expected to be allowed on known or potential claims to be resolved through the Chapter 11 and CCAA process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Courts, rejection of executory contracts and unexpired leases, the determination as to the value of collateral securing the claims, proofs of claim, or other events.  Liabilities subject to compromise also include certain items that may be assumed under the plan of reorganization, and as such, may be subsequently reclassified to liabilities not subject to compromise.

The Bankruptcy Courts have approved payment of certain pre-petition obligations, including employee wages, salaries and benefits, and the payment of vendors and other providers in the ordinary course for goods and services received after the filing of the Chapter 11 Petitions and the Canadian Petition and other business-related payments necessary to maintain the operation of the Company’s business. Obligations associated with these matters are not classified as liabilities subject to compromise.

In accordance with ASC 852, debt issuance cost should be viewed as valuations of the related debt.  Issuance costs associated with unsecured debt is included as a valuation adjustment within the liabilities subject to compromise.

The Company has rejected certain pre-petition executory contracts and unexpired leases with respect to the

Company’s operations with the approval of the Bankruptcy Courts.  Damages resulting from rejection of executory contracts and unexpired leases are included in reorganization costs.

The filing of the Chapter 11 Petitions constitutes or may constitute an event of default or otherwise trigger or may trigger repayment obligations under the express terms of certain instruments and agreements relating to direct financial obligations of the Debtors (the “Debt Documents”). In addition, various interest and/or principal payments may become due under the Debt Documents during the pendency of the proceedings in the Bankruptcy Court or the CCAA Proceedings, and payments under the Debt Documents will not be made unless otherwise ordered by the Bankruptcy Court or the Canadian Court. As a result of such events of default or triggering events, all obligations under the Debt Documents would, by the terms of the Debt Documents, have or may become due and payable. The Debtors believe that any efforts to enforce such payment obligations against the Debtors under the Debt Documents are stayed as a result of the filing of the Chapter 11 Petitions in the Bankruptcy Court. The material Debt Documents are as follows:

•  The Amended and Restated Indenture, dated as of February 17, 2004 (as amended and restated as of May 6, 2005, and   supplemented as of July 18, 2006) pursuant to which the Company issued (a) its Amended 2004 Notes and (b) 2004 Notes (collectively, the “First Lien Notes”). The aggregate principal amount of First Lien Notes outstanding at February 10, 2009 was approximately $393.6 million.

•  Indenture, dated as of May 30, 2003, pursuant to which the Company issued its 2003 Notes the (the “Second Lien Notes”). The aggregate principal amount of Second Lien Notes outstanding at February 10, 2009 was approximately $250.0 million.

•  Indenture, dated as of June 14, 2007, pursuant to which the Company issued its 2007 Notes (the “Subordinated Notes”). The aggregate principal amount of Subordinated Notes outstanding as of February 10, 2009 was approximately $24.0 million.

•  Working Capital Credit Agreement, dated as of July 18, 2006. The aggregate principal amount outstanding under the Working Capital Credit Agreement as of February 10, 2009 was approximately $158.2 million exclusive of letters of credit, and approximately $16.0 million of this amount is attributable to certain foreign subsidiaries of the Company that are not Debtors.

• Fixed Asset Credit Agreement dated as of July 18, 2006, the aggregate principal amount outstanding under the Fixed Asset Credit Agreement as of February 10, 2009 was approximately $3.1 million

In addition, the Company’s pre-petition debt liabilities subject to compromise reflects the Debtors’ other liabilities incurred prior to commencement of the bankruptcy proceedings.  Those amounts represent the Company’s best estimate of known or potential claims to be resolved in connection with the bankruptcy proceedings.  Such claims remain subject to future adjustments, based on such things as (i) negotiations, (ii) actions taken by the Bankruptcy Court, (iii) further developments with respect to disputed claims, (iv) the determination of the value of collateral securing claims, (v) filing of proof of claims or (vi) other events.

Liabilities subject to compromise as of September 30, 2009 consist of the following:

($ Thousands)
Debt
Revolver, variable interest, 5.4% as of September 30, 2009	$144,097
Senior secured discount notes at 11.35% (formerly 11.125%) (2004 Notes)	7,856
Senior secured notes, interest at 11.125% (2003 Notes)	249,118
Senior secured notes, interest at 11.85% (formerly 11.625%) (Amended 2004 Notes)	414,029
Senior subordinated notes, interest at 18.0% (2007 Notes)	22,898
Total Debt	837,998
Accrued interest on debt subject to compromise	14,954
Prepetition Accounts Payable subject to compromise	14,126
Other accrued liabilities subject to compromise	1,622
Total Liabilities Subject to Compromise	$868,700

The Debtors have incurred professional fees and other expenses directly associated with the bankruptcy proceedings.  In addition, the Debtors have made certain adjustments to the carrying values of certain pre-petition assets and liabilities.  Such costs and adjustments are classified as reorganization items in the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2009 and consist primarily of professional fees of $25.1 million and legal and other fees associated with unsuccessful financing activities of $2.4 million.

The Company’s bankruptcy filing included Pliant and eight subsidiaries, collectively referred to as the “Debtors”.  Presented below are the condensed combined financial statements of the Debtors.  These financial statements reflect the financial position, results of operations and cash flows of the combined Debtors, including certain transactions and resulting asset and liabilities between the Debtor and non-Debtor subsidiaries of the Company, which are eliminated in the Company’s consolidated financial statements. Net cash paid for reorganization items for the nine months ended September 30, 2009 totaled $19.4 million related to professional fees.

DEBTORS (FILING SUBSIDIARIES ONLY) CONDENSED COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 (DOLLARS IN THOUSANDS) (UNAUDITED)
September 30, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,611
Receivables, net of allowances	89,778
Inventories	80,258
Prepaid expenses and other	10,650
Deferred income taxes	10,552
Total current assets	221,849
PLANT AND EQUIPMENT, net	236,517
GOODWILL AND INTANGIBLE ASSETS	6,488
INVESTMENT IN SUBSIDIARIES	28,581
OTHER ASSETS	5,172
TOTAL ASSETS	$498,607
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Debtor-In-Possession Financing	$40,000
Debt in default	20,492
Trade accounts payable	52,450
Accrued liabilities:
Interest payable	1,618
Customer rebates	5,542
Other	36,740
Due to (from) affiliates	(12,502)
Total current liabilities	144,340
OTHER LIABILITIES	33,297
DEFERRED INCOME TAXES	23,644
LIABILITIES SUBJECT TO COMPROMISE	868,794
Total Liabilities	1,070,075
STOCKHOLDERS’ DEFICIT:
Preferred stock	309,166
Common stock	1
Paid in Capital	155,341
Accumulated deficit	(993,280)
Accumulated other compensation loss	(42,696)
Total stockholders’ deficit	(571,468)
TOTAL LIABILITIES AND STOCKOLDERS’ DEFICIT	$498,607
 DEBTORS (FILING SUBSIDIARIES ONLY) CONDENSED COMBINED STATEMENTS OF OPERATIONS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 (UNAUDITED)

September 30,
2009
NET SALES	$638,460

COST OF SALES	576,492
Gross Profit	61,968
OPERATING EXPENSES:
Selling, General and Administrative	37,120

Research and Development	4,594
Restructuring and Other Costs	3,402
Reorganization Costs	28,163
Fixed Asset Impairments	5,463
Total Operating Expenses	78,742

OPERATING INCOME (LOSS)	(16,774)

INTEREST EXPENSE—Current and Long-term debt	(55,881)

EQUITY IN EARNINGS OF SUBSIDIARIES	880

OTHER INCOME—Net	634

LOSS BEFORE INCOME TAXES	(71,141)

INCOME TAX BENEFIT	(15,016)

NET LOSS	$(56,125)

DEBTORS (FILING SUBSIDIARIES ONLY) CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 (IN THOUSANDS) (UNAUDITED)

September 30,
2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(56,125)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation and amortization	29,413
Fixed asset impairment	8,054
Amortization of deferred financing costs and accretion of debt discount	5,301
Payment-in-kind interest on debt	34,455
Provision for losses on accounts receivable	(271)
Deferred income taxes	(16,163)
Changes in assets and liabilities:
Receivables	5,824
Inventories	(9,375)
Prepaid expenses and other	(1,965)
Income taxes payable/receivable	598
Other assets	4,439
Trade accounts payable	12,109
Accrued liabilities	6,771
Due to affiliates	(3,685)
Other liabilities	(261)
Net cash (used in)/provided by operating activities	19,119

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for plant and equipment	(19,212)
Net cash used in investing activities	(19,212)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under DIP facilities	40,000
Payment of financing fees	(6,713)
Borrowings under capital leases and other, net	1,875
Repayments of revolving credit facility	(18,629)
Loans to affiliates	(10,000)
Net cash provided by financing activities	6,533

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(785)

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,655
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	25,168
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$30,823

See notes to condensed consolidated financial statements.

3. Inventories

Inventories are valued at the lower of cost (using the first-in, first-out method) or market value. Inventories as of September 30, 2009 and December 31, 2008 consisted of the following (in thousands):

	September 30, 2009	December 31, 2008
Finished goods	$46,884	$42,176
Raw materials	33,787	28,032
Work-in-process	9,085	9,715
Total	$89,756	$79,923

4. Restructuring and Other Costs

Restructuring and other costs include plant closing costs (including costs related to relocation of manufacturing equipment), office closing costs and other costs related to workforce reductions.

The following table summarizes restructuring and other costs for the nine months ended September 30 (in thousands):

	Nine Months Ended
	September 30,
	2009	2008
Plant closing costs:
Severance	$(1,038)	$910
Other plant closure costs	1,695	2,081
Office closing and workforce reduction costs:
Severance	48	686
Other	106	967
Fixed asset impairments related to plant closing	2,591	5,841
Total Restructuring and other costs	$3,402	$10,485

The following table summarizes the roll-forward of the accruals from December 31, 2008 to September 30, 2009 (in thousands, except for employees):

			Accruals for the nine months ended September 30, 2009
					Other
	12/31/2008				Plant			9/30/2009
	# Employees	Accrual	Additional		Closure		Payments/	# Employees	Accrual
	Terminated	Balance	Employees	Severance	Costs	Total	Charges	Terminated	Balance
Plant Closing Costs:
Leases	—	851	—	—	—	—	(851)	—	—
Langley	—	171	—	25	—	25	(196)	—	—
South Deerfield	74	1,598	(53)	(55)	1,104	1,049	(2,512)	21	135
Harrington	46	760	(6)	(61)	368	307	(375)	40	692
Dalton	79	1,118	(79)	(918)	30	(888)	(230)	—	—
Newport News	22	249	(8)	(30)	194	164	(203)	14	210
	221	$4,747	(146)	(1,039)	1,696	$657	$(4,367)	75	$1,037
Office Closing/Workforce Reduction Costs:
2007 Workforce Reduction	—	69	—	—	—	—	(69)	—	—
2008 Workforce Reduction	2	24	(2)	48	106	154	(176)	—	2
	2	$93	(2)	$48	106	$154	$(245)	—	$2

Fixed Asset Impairments related to Plant Consolidation Activities
Toronto						76
Harrington						2,515
Total Fixed Asset Impairments						2,591
Total Plant & Office closing	223	$4,840	(148)	$(991)	$1,802	$3,402	$(4,612)	75	$1,039

Plant Closing Costs

2009—During the first nine months of 2009, the Company incurred $3.4 million of plant closure costs of which $3.1 million were associated with the four previously announced plant closures: $2.8 million related to Harrington, including $2.5 million of a fixed asset impairment, which is in our Specialty Films segment; $1.0 million related to South Deerfield which is in our Engineered Films segment; and $0.2 million is associated with our Newport News technology center which is part of the Corporate/Other segment.  During this period, management decided not to proceed with the previously announced closure of our Dalton, Georgia plant, which is in our Engineered Films segment and for which the Company reversed severance reserves of $0.9 million.

2008—During the second quarter of 2008, we announced the planned closures of four of the Company’s facilities: South Deerfield, MA and Dalton, GA in our Engineered Films segment, and Harrington, DE and Newport News, VA in our Specialty Films segment.  These closings will improve operating scale at the remaining plants and reduce fixed costs.  Furthermore, these plant closures are anticipated to reduce annual operating costs by $8.9 million following completion of all plant closures.  During the nine months ended September 30, 2008, we incurred $8.6 million in connection with the four plant closures: $2.1 million in our Engineered segment, of which $0.9 million related to severance, $0.8 million related to relocation of equipment and $0.4 million related to fixed asset impairments; and $1.7 million in our Specialty Films segment, of which $0.8 million related to equipment relocation and product line consolidation and $0.9 million related to fixed asset impairments.  Also during the second quarter of 2008, we announced a reduction in workforce at other facilities and corporate planned to reduce operating costs by an additional $6.1 million on an annual basis.  During the nine months ended September 30, 2008, the Company incurred $6.1 million in connection with this program including $0.6 million in severance, $0.9 million related to relocation of equipment and $4.5 million in fixed asset impairments, the cost of which are reflected in the corporate operating results.

2007—During the first quarter of 2007, we announced the closure of our Barrie, Ontario and Langley, British Columbia plants and the restructuring of our Canadian administrative functions.  During the nine months ended September 30, 2008, we incurred $0.1 million relating to plant closing costs in connection with the Langley facility.

5. Debt

Debt as of September 30, 2009 and December 31, 2008 consists of the following (in thousands):
	September 30, 2009	December 31, 2008
DIP Credit Agreement	$40,000	$—
Revolving credit facilities	144,097	173,579
Senior Secured Notes, interest at 11.85% (Amended 2004 Notes)	414,029	380,671
Senior Secured Discount Notes, interest at 11.35% (2004 Notes)	7,856	7,843
Senior Secured Notes, interest at 11.125% (2003 Notes)	249,118	250,000
Senior Subordinated Notes, interest at 18% (2007 Notes)	22,898	24,000
Obligations under capital leases	23,653	21,788
Total	901,651	857,881
Less current portion and debt in default	(901,651)	(857,881)
Long-term portion	$—	$—

On February 11, 2009, the Company and certain of its subsidiaries (collectively, the “Debtors”), filed Chapter 11 Petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court and certain of the Company’s Canadian subsidiaries filed an application commencing the CCAA Proceedings.  The filing of the Chapter 11 Petitions and the Canadian Petition constituted an event of default under the Company's debt obligations, and those debt obligations became automatically and immediately due and payable, although any actions to enforce such payment obligations are stayed as a result of the filing of the Chapter 11 Petitions and the Canadian Petition. As a result, the Company’s outstanding debt is classified as current in the accompanying consolidated balance sheets.  As previously disclosed in the 2008 financial statements the consolidated balance sheet as of December 31, 2008 includes a reclassification of $857.8 million to current maturities of long-term debt from long-term debt.  Due to the filing of the bankruptcy petitions, the Company’s unsecured long-term debt of $838.0 million is included in liabilities subject to compromise at September 30, 2009 (See Note 2). Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense is not recognized in accordance with the provisions of SOP 90-7.  The Company did not record contractual interest expense on certain unsecured prepetition debt during the nine months ended September 30, 2009.  See Note 6 for further details.

Debtor-In-Possession (“DIP”) Financing

On February 13, 2009, the Bankruptcy Court entered an order (the “Interim Order”) granting interim approval of a Secured Super-Priority Debtor-In-Possession Multiple Draw Term Loan Agreement (the “DIP Credit Agreement”) with The Bank of New York Mellon, as administrative agent, and the Lenders from time to time party thereto, as well as other documents relating thereto. The Company’s Canadian subsidiaries received similar relief under the CCAA. Also on February 13, 2009 (the “Closing Date”), the Debtors entered into the DIP Credit Agreement. On March 20, 2009, the Bankruptcy Court granted final approval of the DIP Credit Agreement.

 The DIP Credit Agreement provides for borrowings up to an aggregate committed amount of $75,000,000, consisting of (i) an initial $25,000,000 term loan borrowing on the Closing Date, (ii) up to three additional term loan borrowings after the Closing Date in an aggregate amount not to exceed $25,000,000, and (iii) subject to the satisfaction of certain conditions, one additional $25,000,000 term loan borrowing for the purpose of paying debt of foreign subsidiaries (the borrowing described in this clause (iii), the “Debt Repayment Borrowing”). The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, which is, subject to an earlier maturity date under certain circumstances, no later than the nine-month anniversary of the Closing Date (subject to a one-month extension if a plan of reorganization is confirmed by the Bankruptcy Court and recognized by the Canadian Court).

Borrowings under the DIP Credit Agreement are guaranteed by the Debtors, and are secured by (i) first priority liens in certain presently owned and hereafter acquired assets of the Debtors not subject to a lien in and security interest on the date of the Chapter 11 Petitions, (ii) junior liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions (other than priming liens described in the next sentence) and (iii) first priority senior priming liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions securing the Pre-Petition Secured Facilities and the Second Lien Notes (other than the liens of the Prepetition Working Capital Agent and Prepetition Working Capital Lenders in the Prepetition Working Capital First Priority Collateral, the Postpetition Working Capital First Priority Collateral, and the liens of the Fixed Asset Agent and the Fixed Asset Lenders under the Prepetition Fixed Asset Credit Agreement), in each case subject to certain permitted liens. Subject to certain exceptions, the DIP Credit Agreement requires certain mandatory prepayments of borrowings from the net proceeds of certain asset dispositions, casualty or condemnation payments and equity or debt issuances. In addition, the DIP Loan Agreement requires a mandatory prepayment of any proceeds of the Debt Repayment Borrowing not used to pay down pre-petition debt as set forth in the DIP Loan Agreement.

The DIP Credit Agreement includes affirmative, negative and financial covenants that impose substantial restrictions on the financial and business operations of the Company and certain of its subsidiaries, including their ability to incur or secure debt, make investments, sell assets, pay dividends or make acquisitions. The DIP Credit Agreement contains events of default customary for debtor-in-possession financings of this type. As of September 30, 2009, we had $40.0 million of borrowings outstanding under the DIP Credit Agreement with remaining availability of $35.0 million and were in compliance with the covenants of this agreement.

Current Credit Facilities

On July 18, 2006, the Company and/or certain of its subsidiaries entered into (i) a Working Capital Credit Agreement, among the Company, certain of its subsidiaries, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the "Working Capital Credit Agreement"), and (ii) a Fixed Asset Credit Agreement, among Pliant Corporation Pty Ltd., Pliant Corporation of Canada Ltd., Pliant Film Products GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the "Fixed Asset Credit Agreement", and together with the Working Capital Credit Agreement, the "Revolving Credit Facilities"). The Revolving Credit Facilities provide up to $200 million of total commitments, subject to the previously disclosed borrowing base. The Working Capital Credit Agreement includes a $20 million letter of credit sub-facility, with letters of credit reducing availability thereunder, and each of the Revolving Credit Facilities includes sub-limits for loans to certain of the foreign subsidiaries of the Company which are borrowers under the Revolving Credit Facilities.

        The Revolving Credit Facilities matured one month prior to the respective maturity dates of the Company's senior notes: May 15, 2009 with respect to the Company's 2004 Notes and Amended 2004 Notes, and August 15, 2009 with respect to the Company's 2003 Notes. The interest rates for all loans other than those made to the Company's German subsidiary range from, in the case of alternate base rate loans, the alternate base rate (either prime rate or .50% over the Federal Funds Rate) plus 1.75% to the alternate base rate plus 2.00% and, in the case of Eurodollar loans, LIBOR plus 2.75% to LIBOR plus 3.00%, in each case depending on the amount of available credit. The interest rates for loans made in connection with the loans to the Company's German subsidiary are, in the case of alternate base rate loans, the alternate base rate plus 5.00% and, in the case of Eurodollar loans, LIBOR plus 6.00%. The commitment fee for the unused portion of the Revolving Credit Facilities is 0.375% per annum.

        On February 6, 2009, Pliant Corporation (the “Company”) received a notice (the “WCCA Default Notice”) from Merrill Lynch Bank USA, as Administrative Agent under the Working Capital Credit Agreement, dated as of July 18, 2006, among the Company, certain subsidiaries of the Company, the Lenders party thereto, and Merrill Lynch Bank USA, as Administrative Agent (the “Working Capital Credit Agreement”) stating that the Company incorrectly calculated the Domestic Borrowing Base (as defined in the Working Capital Credit Agreement) in the Borrowing Base Certificate (as defined in the Working Capital Credit Agreement) that the Company delivered to the Administrative Agent on February 2, 2009. The WCCA Default Notice provided that an incorrect calculation of the Domestic Borrowing Base is an Event of Default pursuant to Section VII(o) of the Working Capital Credit Agreement. The WCCA Default Notice also stated that the Company failed to prepay a portion of the outstanding loans as required by Section 2.10(b)(i) of the Working Capital Credit Agreement, which constituted an Event of Default pursuant to Section VII(a) of the Working Capital Credit Agreement. The WCCA Default Notice indicated that, as a result of the occurrence of such Events of Default, the interest rate applicable to all outstanding loans under the Working Capital Credit Agreement would be increased by 2.50% and demanded that the Company deposit approximately $6.3 million as additional cash collateral. Prior to the Company’s receipt of the WCCA Default Notice, the interest rate applicable to outstanding loans made to the Company and the Company’s U.S. subsidiaries under the Working Capital Credit Agreement was, in the case of alternate base rate loans, 5.00% and, in the case of Eurodollar loans, 3.13625%. Prior to the Company’s receipt of the WCCA Default Notice, the interest rate applicable to the other outstanding loans under the Working Capital Credit Agreement was, in the case of loans made to the Company’s Mexican subsidiary, 3.136250%, in the case of loans made to the Company’s Canadian subsidiaries, 3.38625% and, in the case of loans made to the Company’s German subsidiary, 6.38625%. The aggregate principal amount outstanding under the Working Capital Credit Agreement is approximately $158.2 million exclusive of letters of credit.

        Also on February 6, 2009, Pliant Corporation of Canada Ltd., a subsidiary of the Company, received a notice (the “FACA Default Notice”) from the Administrative Agent under the Fixed Asset Credit Agreement, dated as of July 18, 2006, among certain subsidiaries of the Company, the Lenders party thereto, and Merrill Lynch Bank USA, as Administrative Agent (the “Fixed Asset Credit Agreement”) stating that the occurrence of an Event of Default under the Working Capital Credit Agreement constituted an Event of Default pursuant to Section VII(p) of the FACA. The FACA Default Notice indicated that, as a result of the occurrence of such Event of Default, the interest rate applicable to all outstanding loans under the Fixed Asset Credit Agreement would be increased by 2.50%. Prior to the Company’s receipt of the FACA Default Notice, the interest rate applicable to all outstanding loans under the Fixed Asset Credit Agreement was 3.38625%. No aggregate principal amount is outstanding under the Fixed Asset Credit Agreement.

The Revolving Credit Facilities contain covenants that will limit the ability of Pliant and its subsidiaries, subject to certain exceptions, to, among other things, incur or guarantee additional indebtedness, issue preferred stock or become liable in respect of any obligation to purchase or redeem stock, create liens, merge or consolidate with other companies, change lines of business, make certain types of investments, sell assets, enter into certain sale and lease-back and swap transactions, pay dividends on or repurchase stock, make distributions with respect to certain debt obligations, enter into transactions with affiliates, restrict dividends or other payments from the Company's subsidiaries, modify corporate and certain material debt documents, cancel certain debt, or change its fiscal year or accounting policies. The Revolving Credit Facilities also require the Company to comply with a fixed charge coverage ratio of 1.00 to 1.00 for the first year of the facility and of 1.10 to 1.00 thereafter; provided, that such coverage ratio shall only apply during periods in which the amount of availability is and remains less than $20 million for a specified number of days. Once the amount of availability increases and remains above $20 million for a specified number of days, such coverage ratio becomes inapplicable. In addition, the amount of availability under the Revolving Credit Facilities must not be less than $10 million at any time. The loans will automatically become immediately due and payable without notice upon the occurrence of an event of default involving insolvency or bankruptcy of the Company or any of its subsidiaries. Upon the occurrence and during the continuation of any other event of default under the Revolving Credit Facilities, by notice given to the Company, the administrative agent of the Revolving Credit Facilities may, and if directed by the Required Lenders (as defined in the Revolving Credit Facilities) must, terminate the commitments and/or declare all outstanding loans to be immediately due and payable.

        The Working Capital Credit Agreement is secured by a first-priority security interest in substantially all our inventory, receivables and deposit accounts, capital stock of, or other equity interests in, our existing and future domestic subsidiaries and first-tier foreign subsidiaries, investment property and certain other assets of the Company and its subsidiaries and a second-priority security interest in fixed assets of the Company and its subsidiaries party to the Working Capital Credit Agreement. The Fixed Asset Credit Agreement is secured by a first-priority security interest in the fixed assets of certain foreign subsidiaries of the Company and a second-priority security interest in capital stock of the fixed asset borrowers and their subsidiaries.

        As of September 30, 2009, the Company had borrowings of $144.1 million under the Revolving Credit Facilities, along with $35.7 million in cash and cash equivalents.

Amended 2004 Notes

        As of September 30, 2009, the Company had $415.1 million aggregate principal amount of 11.85% (formerly 11 5/8%) Senior Secured Notes due 2009 (the "Amended 2004 Notes") outstanding. The Amended 2004 Notes accrued payment-in-kind interest at the rate of 11 5 / 8 % from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.85% in accordance with the Plan. Such incremental interest rate increase of .225% also accrues as payment-in-kind interest. The Amended 2004 Notes matured on June 15, 2009 and interest is payable semi-annually on each June 15 and December 15.

        The Amended 2004 Notes are secured on a first-priority basis by a security interest in our real property, fixtures, equipment, intellectual property and other assets other than the second-priority collateral and on a second-priority basis by a security interest in substantially all our inventory, receivables and deposit accounts, 100% of the capital stock of or other equity interests in existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, 65% of the capital stock of or other equity interests in existing and future first-tier foreign subsidiaries that are not note guarantors, investment property and certain other assets of the Company and the note guarantors. The Amended 2004 Notes are guaranteed by the Company's existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

2004 Notes

        As of September 30, 2009, the Company had $7.9 million of 11.35% (formerly 11 1/8%) Senior Secured Discount Notes due 2009 (the "2004 Notes") outstanding. The 2004 Notes accreted at the rate of 11 1 / 8 % from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.35% in accordance with the Plan. The 2004 Notes accreted at the rate of 11.35% until December 15, 2006 to an aggregate principal amount of $1,000.88 per $1,000 stated principal amount. Commencing on December 15, 2006, interest on the 2004 Notes began accruing at the rate of 11.35% with such incremental interest rate increase of .225% accruing as payment-in-kind interest and the remaining 11 1 / 8 % payable in cash semiannually on June 15 and December 15, commencing on June 15, 2007. The 2004 Notes were due on June 15, 2009.

        The 2004 Notes are secured by a first-priority security interest in the first-priority note collateral and a second-priority security interest in the second-priority note collateral. The 2004 Notes are guaranteed by the Company's existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

       2003 Notes

        As of December 31, 2008, the Company had $250 million of 11 1/8% Senior Secured Notes due 2009 (the "2003 Notes") outstanding. The 2003 Notes accrued interest from the date of issuance through September 30, 2006 at the rate of 11 1 / 8 % and will continue to accrue interest at such rate through the date of maturity. The 2003 Notes matured on September 1, 2009 and interest is payable in cash semiannually on each March 1 and September 1.

        The 2003 Notes rank equally with the Company's existing and future senior debt and rank senior to its existing and future subordinated indebtedness, including the 2006 Notes. The 2003 Notes are secured by a second priority security interest in both the first priority note collateral and the second priority note collateral. The 2003 Notes are guaranteed by some of the Company's subsidiaries.

2007 Notes

        On June 14, 2007, the Company entered into the 2007 Note Indenture among the Company and Pliant Corporation International, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Solutions Corporation, Uniplast Holdings, Inc., Uniplast U.S., Inc. and Uniplast Industries Co., as guarantors (collectively, the "2007 Note Guarantors"), and the Bank of New York Trust Company, N.A., as trustee (the "2007 Note Trustee") with respect to the issuance on such date of the Company's 18% Senior Subordinated Notes due 2012 (the "2007 Notes") in an aggregate principal amount of $24 million (the "2007 Notes Indenture"). The 2007 Note Indenture provides that interest will accrue on the 2007 Notes from the date of issuance at the rate of 18% per annum until maturity on July 15, 2012 and will be payable semi-annually on each January 15 and July 15, commencing July 15, 2007, to holders of record of the 2007 Notes on the immediately preceding January 1 or July 1. Pursuant to the 2007 Note Indenture, the Company may redeem the 2007 Notes in whole or in part at the applicable redemption price, which in each of the first four years is equal to a de-escalating premium over par, plus accrued and unpaid interest to the redemption date, as set forth in the 2007 Notes. The 2007 Note Indenture provides the holders of the 2007 Notes with the right to require the Company to repurchase the 2007 Notes at a repurchase price equal to the then applicable redemption price plus accrued and unpaid interest upon a change of control of the Company (as defined in the 2007 Note Indenture). The 2007 Note Indenture does not provide for a sinking fund with respect to the 2007 Notes. The 2007 Notes Indenture contains customary provisions that may result in an event of default, after notice and expiration of a cure period in certain circumstances, and acceleration of the indebtedness thereunder, including failure to timely pay principal and interest on the 2007 Notes or comply with the covenants set forth in the 2007 Note Indenture.

6.                 Interest Expense—Current and Long-term debt

Interest expense—current and long-term debt in the statements of operations for the nine months ended September 30, 2009 and 2008 is as follows (in thousands):

	Nine Months Ended
	September 30,
	2009	2008
Interest expense, net
Debtor-In-Possession Financing	$3,704	$—
Revolving Credit Facilities	6,507	7,131
2007 Notes (a)	489	3,240
Amended 2004 Notes	34,442	30,696
2004 Notes	668	666
2003 Notes (a)	3,145	20,859
Other, net	2,335	1,577
Interest expense accrued, net	51,290	64,169
Recurring amortization of financing fees	5,301	4,427
TOTAL	$56,591	$68,596

Cash interest payments
Debtor-In-Possession Financing	$3,704	$—
Revolving Credit Facilities	6,418	7,200
2004 Notes	—	435
2003 Notes	—	27,813
2007 Notes	—	4,320
Other, net	1,496	2,155
TOTAL	$11,618	$41,923
(a) Interest expenses for 2009 includes only interest through February 10, 2009 as the 2003 Notes and 2007 Notes are impaired for bankruptcy proceedings.  Interest expense for these notes for the period of February 11, 2009 through September 30, 2009 would have been $17,714 and $2,751, respectively.

7. Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for the years prior to 2000. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as income tax expense. Accrued interest and penalties are insignificant at September 30, 2009. The Company believes that it has appropriate support for income tax positions taken or to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

There was a change in control for tax purposes in December 2008.

For the nine months ended September 30, 2009, income tax benefits of $14.1 million were recorded on pretax losses from operations of $70.2 million as compared to an income tax benefit of $0.1 million on pretax loss from operations of $73.8 million for the nine months ended September 30, 2008. Income tax benefits related to net operating losses in the United States for 2008 and prior years are offset by a valuation allowance as the realization of these tax benefits is not certain. Therefore, the income tax expense in the statements of operations for the nine months ended September 30, 2008 primarily reflects foreign income taxes. The income tax benefit for the nine months ended September 30, 2009 reflects the future tax benefit of the current year net operating loss in the United States.

8.                 Other Comprehensive Income (Loss)

Other comprehensive income (loss) for the nine months ended September 30, 2009 and 2008 was ($57.8) million and ($76.1) million, respectively. The components of other comprehensive loss are net income (loss), changes in unrecognized pension benefit costs, and foreign currency translation.

9. Operating Segments

Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

The Company has four operating segments: Specialty Films, which manufactures personal care, medical and agricultural films; Printed Products, which produces printed rollstock, bags and sheets used to package food and consumer goods; Industrial Films, which manufactures stretch film used to bundle, unitize and protect palletized loads during shipping and storage and PVC films used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce; and Engineered Films, which manufactures film for sale to converters of flexible packaging and a variety of barrier and custom films for smaller niche flexible packaging and industrial markets.

We evaluate the performance of our operating segments based on net sales (excluding inter-company sales) and segment profit. Sales and transfers between our segments are eliminated in consolidation. The segment profit reflects income before interest expense, income taxes, depreciation, amortization, restructuring costs and other non-cash charges and net adjustments for certain unusual items. Our reportable segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

Segment profit and segment assets as of and for the periods ended September 30, 2009 and September 30, 2008 are presented in the following table (in thousands):

	Engineered Films	Industrial Films	Specialty Films	Printed Products	Corporate / Other	Total
Nine months ended Sept. 30, 2009
Net sales to customers	$201,677	$191,479	$135,273	$155,459	$3,053	$686,941
Intersegment sales	14,511	995	7,314	604	(23,424)	—
Total net sales	216,188	192,474	142,587	156,063	(20,371)	686,941
Depreciation and amortization	9,067	5,077	6,654	9,138	2,438	32,374
Interest expense	1,145	190	34	1,884	53,338	56,591
Segment profit	23,578	21,942	15,852	11,289	(10,317)	62,344
Capital expenditures	7,885	808	3,391	7,195	889	20,168
As of Sept. 30, 2009
Segment assets	$147,443	$93,082	$103,114	$126,592	$60,414	$530,645
Nine months ended Sept. 30, 2008
Net sales to customers	$262,757	$264,131	$177,928	$172,263	$3,940	$881,019
Intersegment sales	22,466	3,101	6,995	6	(32,568)	—
Total net sales	285,223	267,232	184,923	172,269	(28,628)	881,019
Depreciation and amortization	9,616	5,273	7,366	7,613	3,311	33,179
Interest expense	1,254	425	52	2,533	64,332	68,596
Segment profit	14,808	18,372	12,341	10,151	(16,951)	38,721
Capital expenditures	6,983	1,265	2,899	9,493	1,341	21,981
As of December 31, 2008
Segment assets	$144,359	$92,317	$108,264	$128,548	$58,992	$532,480

A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements for the nine months ended September 30, 2009 and September 30, 2008 and as of September 30, 2009 and December 31, 2008 is as follows (in thousands) (unaudited):
	Nine Months Ended
	September 30,
	2009	2008
Profit or Loss
Total segment profit	$62,344	$38,721
Depreciation and amortization	(32,374)	(33,179)
Restructuring and other costs	(3,402)	(10,485)
Plant consolidation costs in cost of sales	(6,386)	—
Reorganization costs	(28,163)	(159)
Fixed asset impairments	(5,623)	(112)
Interest expense	(56,591)	(68,596)
Loss before income taxes	$(70,195)	$(73,810)

	September 30,	December 31,
	2009	2008
Assets
Total assets from reportable segments	$470,230	$473,488
Other unallocated assets	60,415	58,992
Total consolidated assets	$530,645	$532,480

Net sales and long-lived assets of our U.S. and foreign operations are as follows:

	Nine Months Ended
	September 30,
	2009	2008
Net Sales
United States	$564,520	$726,511
Foreign countries(a)	122,421	154,508
Total	$686,941	$881,019

	September 30, 2009	December 31, 2008
Long-lived assets
United States	$223,728	$240,541
Foreign countries	28,662	29,531
Total	$252,390	$270,072

Total assets
United States	$436,872	$443,449
Foreign countries	93,773	89,031
Total	$530,645	$532,480

(a) Foreign countries include Australia, Canada, Germany and Mexico, none of which individually represents 10% of consolidated net sales or long-lived assets.

10. Defined Benefit Plans

The Company sponsors three noncontributory defined benefit pension plans in the United States covering domestic employees with 1,000 or more hours of service. The Company funds these in accordance with the funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future. We also sponsor two defined benefit plans in Canada and one defined benefit plan in Germany.

The consolidated net periodic pension expense (benefit) for the nine months ended September 30, 2009 and 2008 includes the following components (in thousands):

	Nine Months Ended September 30,
	2009	2008

Service cost-benefits earned during the period	$76	$443
Interest cost on projected benefit obligation	4,200	4,265
Expected return on assets	(4,247)	(5,265)
Other	449	96
Net periodic pension expense (benefit)	$478	$(461)

11. Contingencies

Litigation We are involved in various litigation matters from time to time in the ordinary course of our business, including matters described in previous filings. In our opinion, none of such litigation is material to our financial condition or results of operations.

12. Condensed Consolidating Financial Statements

The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture dated as of May 30, 2003, as amended (the “2003 Indenture”) relating to the 2003 Notes, the First Supplemental Indenture with respect to the Amended and Restated Indenture relating to the 2004 Notes and the Amended 2004 Notes, and the 2007 Note Indenture (the 2003 Indenture, the Amended and Restated Indenture, as amended by the First Supplemental Indenture, and the 2007 Note Indenture, collectively, the “Indentures”) on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indentures recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant and its subsidiaries on a consolidated basis, and (v) Pliant on a consolidated basis, in each case as of September 30, 2009 and December 31, 2008 and for the three and nine months ended September 30, 2009 and September 30, 2008. The 2003 Notes, the 2004 Notes, the Amended 2004 Notes, and the 2007 Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is 100% owned, directly or indirectly, by Pliant, except that the Amended 2004 Notes are not guaranteed by Pliant Solutions Corporation (“Pliant Solutions”). Substantially all of the assets of Pliant Solutions were sold on September 30, 2004, the remainder disposed prior to December 31, 2005 and Pliant Solutions dissolved as of December 27, 2007. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant. The condensed consolidated financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF SEPTEMBER 30, 2009 (DOLLARS IN THOUSANDS) (UNAUDITED)
	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,295	$1,309	$5,079	$—	$35,683
Receivables, net of allowances	82,372	5,301	26,334	—	114,007
Inventories	75,779	2,404	11,573	—	89,756
Prepaid expenses and other	9,290	1,246	2,401	—	12,937
Income taxes receivable, net	(202)	362	108	—	268
Deferred income taxes	11,101	68	—	—	11,169

Total current assets	207,635	10,690	45,495	—	263,820
PLANT AND EQUIPMENT, net	223,728	6,413	22,249	—	252,390
GOODWILL	1,118	—	1,482	—	2,600
INTANGIBLE ASSETS, net	342	3,546	—	—	3,888
INVESTMENT IN SUBSIDIARIES	(18,490)	—	—	18,490	—
OTHER ASSETS	4,052	—	3,895	—	7,947

TOTAL ASSETS	$418,385	$20,649	$73,121	$18,490	$530,645

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
CURRENT LIABILITIES:
Debtor-In-Possession Financing	$40,000	$—	$—	$—	$40,000
Current portion of long-term debt	20,492	—	3,161	—	23,653
Trade accounts payable	47,201	2,690	11,570	—	61,461
Accrued liabilities	42,091	691	4,139	—	46,921
Due to (from) affiliates	(16,685)	3,457	13,228	—	—

Total current liabilities	133,099	6,838	32,098	—	172,035
LONG-TERM DEBT, net of current portion	—	—	—	—	—
OTHER LIABILITIES	30,998	773	6,832	—	38,603
DEFERRED INCOME TAXES	23,080	(37)	(268)	—	22,775
LIABILITIES SUBJECT TO COMPROMISE	802,676	77,199	(11,175)	—	868,700

Total liabilities	989,853	84,773	27,487	—	1,102,113
STOCKHOLDERS’ (DEFICIT):
Preferred Stock	309,166	—	—	—	309,166
Common stock	1	—	11,916	(11,916	1
Paid-in capital	155,341	14,020	78,144	(92,164	155,341
Retained earnings (deficit)	(993,280)	(80,341)	(33,906)	114,247	(993,280)
Accumulated other comprehensive loss	(42,696)	2,197	(10,520)	8,323	(42,696)

Total stockholders’ (deficit)	(571,468)	(64,124)	45,634	18,490	(571,468)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$418,385	$20,649	$73,121	$18,490	$530,645

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2008 (DOLLARS IN THOUSANDS) (UNAUDITED)
	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,996	$924	$3,565	$—	$28,485
Receivables	88,428	4,130	24,551	—	117,109
Inventories	66,065	2,301	11,557	—	79,923
Prepaid expenses and other	2,951	378	2,561	—	5,890
Income taxes receivable	(228)	359	591	—	722
Deferred income taxes	10,690	14	1	—	10,705

Total current assets	191,902	8,106	42,826	—	242,834
PLANT AND EQUIPMENT, net	240,541	6,505	23,026	—	270,072
GOODWILL	1,118	—	1,304	—	2,422
INTANGIBLE ASSETS, net	475	3,394	—	—	3,869
INVESTMENT IN SUBSIDIARIES	(22,237)	—	—	22,237	—
OTHER ASSETS	9,416	—	3,867	—	13,283

TOTAL ASSETS	$421,215	$18,005	$71,023	$22,237	$532,480

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term debt	$815,631	$16,700	$25,550	$—	$857,881
Trade accounts payable	48,930	2,212	10,546	—	61,688
Accrued liabilities	52,981	(291)	3,047	—	55,737
Due to (from) affiliates	(47,344)	60,638	(13,294)	—	—

Total current liabilities	870,198	79,259	25,849	—	975,306
LONG-TERM DEBT, net of current portion	—	—	—	—	—
OTHER LIABILITIES	25,788	657	5,810	—	32,255
DEFERRED INCOME TAXES	38,943	14	(324)	—	38,633

Total liabilities	934,929	79,930	31,335	—	1,046,194

STOCKHOLDERS' (DEFICIT):
Preferred Stock	302,424	—	—	—	302,424
Common stock	1	—	11,916	(11,916)	1
Paid in capital	155,341	14,020	78,144	(92,164)	155,341
Retained earnings (deficit)	(930,426)	(79,049)	(36,688)	115,737	(930,426)
Accumulated other comprehensive loss	(41,054)	3,104	(13,684)	10,580	(41,054)

Total stockholders' (deficit)	(513,714)	(61,925)	39,688	22,237	(513,714)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$421,215	$18,005	$71,023	$22,237	$532,480

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING INCOME STATEMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 (IN THOUSANDS) (UNAUDITED)

	Pliant	Combined	Combined		Consolidated
	Corporation	Guarantor	Non-Guarantor		Pliant
	(Parent Only)	Subsidiaries	Subsidiaries	Eliminations	Corporation
NET SALES	$587,957	$25,202	$97,219	$(23,437)	$686,941
COST OF SALES	532,103	23,691	84,790	(23,437)	617,147
GROSS PROFIT	55,854	1,511	12,429	—	69,794
OPERATING EXPENSES	76,171	1,695	6,117	—	83,983
OPERATING INCOME (LOSS)	(20,317)	(184)	6,312	—	(14,189)
INTEREST EXPENSE	(55,546)	(231)	(814)	—	(56,591)
EQUITY IN EARNINGS OF SUBSIDIARIES	1,489	—	—	(1,489)	—
OTHER INCOME (EXPENSE)—Net	2,310	(946)	(779)	—	585
INCOME (LOSS) BEFORE INCOME TAXES	(72,064)	(1,361)	4,719	(1,489)	(70,195)
INCOME TAX EXPENSE (BENEFIT)	(15,939)	(68)	1,937	—	(14,070)
NET INCOME (LOSS)	$(56,125)	$(1,293)	$2,782	$(1,489)	$(56,125)

PLIANT CORPORATION AND SUBSIDIARIES
 CONDENSED CONSOLIDATING INCOME STATEMENT
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 (IN THOUSANDS) (UNAUDITED)

	Pliant	Combined	Combined		Consolidated
	Corporation	Guarantor	Non-Guarantor		Pliant
	(Parent Only)	Subsidiaries	Subsidiaries	Eliminations	Corporation
NET SALES	$759,093	$32,226	$122,283	$(32,583)	$881,019
COST OF SALES	709,861	32,560	111,157	(32,583)	820,995
GROSS PROFIT	49,232	(334)	11,126	—	60,024
OPERATING EXPENSES	58,155	1,461	5,905	—	65,521
OPERATING INCOME (LOSS)	(8,923)	(1,795)	5,221	—	(5,497)
INTEREST EXPENSE	(65,453)	(313)	(2,830)	—	(68,596)
EQUITY IN EARNINGS OF SUBSIDIARIES	(3,225)	—	—	3,225	—
OTHER INCOME (EXPENSE)—Net	3,720	(1,154)	(2,283)	—	283
INCOME (LOSS) BEFORE INCOME TAXES	(73,881)	(3,262)	108	3,225	(73,810)
INCOME TAX EXPENSE (BENEFIT)	(149)	(1,302)	1,373	—	(78)
NET INCOME (LOSS)	$(73,732)	$(1,960)	$(1,265)	$3,225	$(73,732)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 (IN THOUSANDS) (UNAUDITED)

	Pliant	Combined	Combined		Consolidated
	Corporation	Guarantor	Non-Guarantor		Pliant
	(Parent Only)	Subsidiaries	Subsidiaries	Eliminations	Corporation
CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES	$6,294	$6,828	$14,571	$—	$27,693
CASH FLOWS FROM INVESTING ACTIVITIES:
Asset transfers	230	—	(230)	—	—
Capital expenditures for plant and equipment	(18,362)	(776)	(1,030)	—	(20,168)
Net cash used in investing activities	(18,132)	(776)	(1,260)	—	(20,168)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debtor-In-Possession Financing	40,000	—	—	—	40,000
Borrowings under capital leases and other, net	1,876	—	(89)	—	1,787
Loans (to) from affiliates	(10,000)	—	10,000	—	—
Repayments of Revolving Credit Facilities	(9,950)	(2,300)	(22,379)	—	(34,629)
Payment of financing fees	(6,713)	—	—	—	(6,713)
Net cash provided by/(used in) financing activities	15,213	(2,300)	(12,468)	—	445
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,924	(3,367)	671	—	(772)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,299	385	1,514	—	7,198
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	23,996	924	3,565	—	28,485
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	29,295	1,309	5,079	—	35,683

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 (IN THOUSANDS) (UNAUDITED)
	Pliant	Combined	Combined		Consolidated
	Corporation	Guarantor	Non-Guarantor		Pliant
	(Parent Only)	Subsidiaries	Subsidiaries	Eliminations	Corporation
CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(32,186)	$818	$1,904	$—	$(29,464)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	2,959	—	—	—	2,959
Asset transfers	995	(27)	(968)	—	—
Capital expenditures for plant and equipment	(20,881)	(747)	(353)	—	(21,981)
Net cash used in investing activities	(16,927)	(774)	(1,321)	—	(19,022)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under capital lease	11,369	—	—	—	11,369
Repayment of capital leases and other, net	(783)	—	(53)	—	(836)
Loans (to) from affiliates	5,000	—	(5,000)	—	—
Borrowings under Revolving Credit Facilities	50,000	—	5,000	—	55,000
Net cash provided by/(used in) financing activities	65,586	—	(53)	—	65,533
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	334	(88)	(333)	—	(87)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,807	(44)	197	—	16,960
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	7	3,609	3,642	—	7,258
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	16,814	3,565	3,839	—	24,218

See notes to condensed consolidated financial statements.

13. Subsequent Events

On the Petition Date, the Debtors filed a proposed Chapter 11 plan of reorganization (as subsequently amended, the “Debtors’ Plan”) accompanied by a Disclosure Statement for the Debtors’ Plan (as subsequently amended, the “Debtors’ Disclosure Statement”).  On the Petition Date, the Debtors also filed a Restructuring & Lockup Agreement (the “Lockup Agreement”) between the Debtors and certain First Lien Noteholders (as defined in the Lockup Agreement) to support the Debtors’ Plan.  Under the Debtors’ Plan, as originally proposed, the common equity in the Reorganized Debtors would be distributed to the First Lien Noteholders on account of their claims, and second lien noteholders and general unsecured creditors would receive warrants to purchase common stock of reorganized Pliant in certain circumstances.
The Debtors subsequently revised their plan to provide, among other things, that unsecured creditors, including second lien noteholders, would each receive a pro rata distribution of interests in a creditor trust that will hold:  (a) 1.5% of the new common stock that would be issued under the Debtors’ Plan; (b) warrants for the purchase of 7.5% of the number of shares of new common stock that would be issued under the Debtors’  Plan at an exercise price per share that reflects an aggregate market value of equity of $420 million with a term of eight years; and (c) warrants for the purchase of 12.5% of the number of shares of new common stock that would be issued under the Debtors’ Plan at an exercise price per share that reflects an aggregate market value of equity of $500 million with a term of eight years.
On March 17, 2009, Apollo presented the Debtors and the Official Committee of Unsecured Creditors (the “Committee”) with a non-binding term sheet describing the structure of its proposal for a plan of reorganization and, in a term sheet dated April 3, 2009, Apollo furnished additional details concerning its proposal, which was subsequently revised in May 2009.
On May 6, 2009, the Committee filed a motion to terminate the Debtors’ exclusive periods to file a Chapter 11 plan of reorganization and to solicit acceptances thereof.  Apollo joined in that motion (the “Exclusivity Termination Motion”).  Both the Debtors and ad hoc committee of First Lien Noteholders objected to the Exclusivity Termination Motion.
On June 1, 2009, Apollo presented the Debtors and Committee with a further revised proposal, which included drafts of a disclosure statement, a plan, the indenture governing the new senior secured notes, and the intercompany services agreement.  On June 4, 2009, Apollo filed these documents with the Court under seal.
On June 10, 2009, the Debtors filed a motion for an order extending the Debtors exclusive periods within which to file a Chapter 11 plan (the “Exclusivity Extension Motion”).  Both Apollo and the Committee objected to the Exclusivity Extension Motion.
On June 29 and 30, 2009, the Bankruptcy Court held an evidentiary hearing on the Exclusivity Termination Motion and the Exclusivity Extension Motion.  At the close of the hearing, the Bankruptcy Court ruled that the Debtors’ exclusive periods would be terminated.  On July 2, 2009, the Bankruptcy Court entered orders granting the Exclusivity Termination Motion and denying the Exclusivity Extension Motion (the “Exclusivity Orders”).  Apollo filed a disclosure statement and plan with the Bankruptcy Court on July 9, 2009.  On July 17, 2009, the Debtors filed a motion for a stay pending appeal of the Exclusivity Orders and a request for certification of the Exclusivity Orders for direct appeal to the United States Court of Appeals for the Third Circuit.
On July 31, 2009, the Bankruptcy Court heard motions to approve the Apollo disclosure statement and the Debtors’ disclosure statement, Apollo and the ad hoc committee of First Lien Noteholders reached an agreement whereby the ad hoc committee of First Lien Noteholders would support Apollo’s plan with agreed modifications and withdraw their objections.   Apollo agreed to modify its proposal so as to provide the First Lien Noteholders the treatment set forth in the Plan and described elsewhere in the Disclosure Statement.
On August 13, 2009, the Board of Directors of Pliant met and resolved to support Apollo’s proposal and join as co-proponents with Apollo of the Apollo plan (the “Joint Plan”).

On August 17, 2009, the Bankruptcy Court entered an order approving the disclosure statement describing the Joint Plan, the procedures for soliciting and tabulating votes on the Joint Plan, and various dates and deadlines in connection with confirming the Joint Plan.  The deadline for voting on the Joint Plan was September 25, 2009.  All classes entitled to vote on the Joint Plan accepted the Joint Plan.  On October 6, 2009, the Bankruptcy Court held a hearing to consider confirmation of the Joint Plan and entered an order confirming the Joint Plan.

On October 13, 2009, Berry Plastics Corporation (“Berry”), a leading manufacturer and marketer of plastic packaging products, announced that it intended to purchase substantially all of the capital stock of the Company (in excess of 99.99%) upon Pliant’s emergence from bankruptcy.

Berry has announced that it will not operate Pliant as a stand alone business unit.  Berry will consolidate certain business units within an existing Berry business unit and will create a new division for the remaining Pliant business units.  The majority of Pliant’s administrative functions will be consolidated and synergized with similar Berry functions.  On December 3, 2009 Pliant emerged from bankruptcy and Berry purchased substantially all of the capital stock of the Company.